     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2001

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                  AMSURG CORP.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                  TENNESSEE                                     62-1493316
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)

                           20 BURTON HILLS BOULEVARD
                              NASHVILLE, TN 37215
                                 (615) 665-1283
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                KEN P. MCDONALD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AMSURG CORP.
                           20 BURTON HILLS BOULEVARD
                              NASHVILLE, TN 37215
                                 (615) 665-1283
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                CYNTHIA Y. REISZ                                       FREDERICK W. KANNER
             BASS, BERRY & SIMS PLC                                   DEWEY BALLANTINE LLP
        315 DEADERICK STREET, SUITE 2700                           1301 AVENUE OF THE AMERICAS
           NASHVILLE, TENNESSEE 37238                             NEW YORK, NEW YORK 10019-6092
                 (615) 742-6200                                          (212) 259-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED             PROPOSED
                                                 AMOUNT             MAXIMUM              MAXIMUM             AMOUNT OF
          TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)           FEE
---------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value, and
  associated rights to purchase Series C
  Junior Participating Preferred Stock....     4,140,000            $19.51             $80,771,400            $20,193
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 540,000 shares of Class A Common Stock subject to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales price per share of our Class A Common Stock as reported on the Nasdaq National Market on March 9, 2001.
                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS       SUBJECT TO COMPLETION                MARCH 14, 2001
--------------------------------------------------------------------------------
3,600,000 SHARES

(AMSURG LOGO)

CLASS A COMMON STOCK
--------------------------------------------------------------------------------

Of the 3,600,000 shares of Class A Common Stock offered by this prospectus, we are selling 3,526,000 shares and selling shareholders are selling 74,000 shares. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our Class A Common Stock is traded on the Nasdaq National Market under the symbol "AMSGA." On March 13, 2001, the last reported sales price of the Class A Common Stock was $19.69. We also have Class B Common Stock outstanding. We have requested a ruling from the Internal Revenue Service that would allow us to reclassify each share of Class A Common Stock and each share of Class B Common Stock as one share of common stock and to have only one class of common stock. If we receive the requested ruling, we will seek shareholder approval for the reclassification. The Class B Common Stock is traded on the Nasdaq National Market under the symbol "AMSGB." On March 13, 2001, the last reported sale price of the Class B Common Stock was $17.69 per share.

INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR CLASS A COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 PER
                                                                SHARE           TOTAL
---------------------------------------------------------------------------------------
Public Offering Price                                         $                $
---------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $                $
---------------------------------------------------------------------------------------
Proceeds, before expenses, to us                              $                $
---------------------------------------------------------------------------------------
Proceeds to the selling shareholders                          $                $
---------------------------------------------------------------------------------------

The underwriters may also purchase up to an additional 540,000 shares of Class A Common Stock from us, at the public offering price less the underwriting discount, to cover over-allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the shares of our Class A Common Stock as described in "Underwriting." Delivery of the shares will be made on or about
         , 2001.

UBS WARBURG LLC
                CIBC WORLD MARKETS
                                 JEFFERIES & COMPANY, INC.
                                              SUNTRUST EQUITABLE SECURITIES

                The date of this prospectus is           , 2001

[Map of United States depicting Surgery Centers and Surgery Centers Under Development at December 31, 2000. Map depicts 81 Surgery Centers in 24 states and Washington, D.C.; four Surgery Centers Under Development in four states.] LOGO

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................    1
Risk factors..........................    6
Forward-looking information...........   14
Use of proceeds.......................   15
Capitalization........................   16
Selected financial data...............   17
Management's discussion and analysis
  of financial condition and results
  of operations.......................   19
Business..............................   27
Management............................   38
Principal and selling shareholders....   41
Underwriting..........................   43
Legal matters.........................   45
Experts...............................   45
Where you can find more information...   45
Incorporation of certain documents by
  reference...........................   46
Index to financial statements.........  F-1

--------------------------------------------------------------------------------
                                                                               I

Prospectus summary

This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares we and the selling shareholders are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety, including the documents incorporated by reference. Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms "AmSurg," "we," "our" and "us" refer to AmSurg Corp. and its subsidiaries.

ABOUT OUR COMPANY

We develop, acquire and operate practice-based ambulatory surgery centers, in partnership with physician practice groups, throughout the United States. As of December 31, 2000, we owned a majority interest in 81 surgery centers in 24 states and the District of Columbia. We believe that we are a leader in the ownership and operation of practice-based ambulatory surgery centers. For fiscal 2000, our revenues were $143.3 million, our earnings before interest, taxes, depreciation and amortization after minority interest were approximately $29.7 million and our net earnings were approximately $9.1 million.

Our centers are licensed for outpatient surgery, are generally equipped and staffed for a single medical specialty and are usually located in or adjacent to the offices of a physician group practice. We have targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, orthopedics, otolaryngology (ear, nose and throat) or urology procedures. We target these medical specialties because they generally involve a high volume of lower-risk procedures that can be performed in an outpatient setting on a safe and cost-effective basis. As of December 31, 2000, 53 of our centers in operation performed gastrointestinal endoscopy procedures, 24 centers performed ophthalmology procedures, one center performed orthopedic procedures, one center performed otolaryngology procedures and two centers performed procedures in more than one specialty. We believe our single specialty centers have lower capital and operating costs than hospital and freestanding ambulatory surgery center alternatives that are designed to accommodate a broader array of surgical specialties and procedures. In addition, we believe practice-based surgery centers provide a more convenient setting for the patient and for the physician performing the procedure.

In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost-containment measures, together with technological advances, have resulted in a shift in the delivery of many healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers. According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory, an industry source published in June 2000, the number of outpatient surgery cases performed annually in freestanding surgery centers increased 70% from approximately 3.6 million in 1994 to a projected 6.2 million in 2000. In 2000, there were approximately 2,750 freestanding ambulatory surgery centers in the United States. We believe that approximately 1,000 of these surgery centers are single specialty centers.

Our strategy focuses on providing high volume, lower-risk ambulatory surgery services in single specialty settings, which we believe results in lower costs, improved operating efficiencies and greater convenience and appeal to patients, physicians, private and governmental payers and managed care organizations. In addition, our center operations are designed to enhance physician productivity and maximize the efficient use of the centers. We intend to continue to grow through the acquisition of surgery centers, the development of new surgery centers and through same-center revenue growth.

--------------------------------------------------------------------------------

We typically own our surgery centers through limited partnerships or limited liability companies in which our subsidiary is a general partner or member and holds a majority interest. The other partners of the partnerships or members of the limited liability companies are physician practice groups that generally have offices adjacent to or in close proximity to the surgery center. In development projects, the capital contributed by the physicians and us, together with bank financing, provides the partnership or limited liability company with the funds necessary to construct and equip the surgery center and to provide initial working capital. Our principal source of revenues is a facility fee charged for surgical procedures performed in the surgery centers.

AmSurg was incorporated in Tennessee in April 1992. AmSurg was a majority-owned subsidiary of American Healthways, Inc. from 1992 until December 3, 1997, when American Healthways distributed to its stockholders all of its holdings of our Class A and Class B Common Stock. As a result of this distribution, we became an independent public company.

RECENT DEVELOPMENTS

Proposed reclassification of Class A and Class B Common Stock. We currently have two classes of outstanding common stock, Class A Common Stock and Class B Common Stock. The rights of each class of common stock are identical, except that shares of Class A Common Stock are entitled to one vote per share on the election of directors and removal of directors for cause, and shares of Class B Common Stock are entitled to ten votes per share on the election of directors and removal of directors for cause. We have requested a ruling from the Internal Revenue Service that would allow us to reclassify each share of outstanding Class A Common Stock and each share of outstanding Class B Common Stock as one share of common stock, in a single class having rights identical to our existing Class A Common Stock. If we receive the requested ruling, we will seek shareholder approval for the reclassification.

Recent acquisitions. Since January 1, 2001, we have acquired interests in five surgery centers located in Dover, Delaware; Sarasota, Florida; Bel Air, Maryland; Greensboro, North Carolina and Columbia, Tennessee. We acquired a majority interest in each center, with the exception of the Columbia, Tennessee surgery center, in which we acquired a 20% interest and plan to acquire an additional 31% interest on March 31, 2001.

--------------------------------------------------------------------------------
 2

The offering

Class A Common Stock offered by:
     AmSurg..........................................   3,526,000 shares
     The selling shareholders........................      74,000 shares
                                                       -----------------
          Total......................................   3,600,000 shares
                                                       =================

Common Stock to be outstanding after this offering:
     Class A Common Stock............................  13,493,950 shares
     Class B Common Stock............................   4,787,131 shares
                                                       -----------------
          Total Class A and Class B Common Stock.....  18,281,081 shares
                                                       =================

Use of Proceeds.....................     We estimate that our net proceeds from
                                         the offering will be approximately
                                         $65.2 million. We intend to use these
                                         proceeds to repay indebtedness. We will
                                         not receive any of the proceeds from
                                         the sale of shares by the selling
                                         shareholders.

Nasdaq National Market Symbols:

  Class A Common Stock..............     AMSGA

  Class B Common Stock..............     AMSGB

The number of shares of Class A Common Stock and Class B Common Stock outstanding after the offering is based on the number of shares outstanding as of March 13, 2001 and excludes 2,219,824 shares of Class A Common Stock reserved for issuance under our stock option plans, including options outstanding as of such date to purchase 2,219,294 shares of Class A Common Stock at a weighted average exercise price of $9.04 per share. The number of shares outstanding also assumes that the underwriters' over-allotment option is not exercised. We have granted an option to the underwriters to purchase up to an aggregate of 540,000 shares of Class A Common Stock to cover over-allotments, if any. If the underwriters exercise their over-allotment option in full, we will issue an additional 540,000 Class A shares.

HOW TO CONTACT US

Our principal executive offices are located at 20 Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 665-1283. Our web site is located at www.amsurg.com. We do not intend for the information in our web site to be incorporated into any part of this prospectus.

--------------------------------------------------------------------------------

Summary consolidated financial and pro forma and operating data

                                                               YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------------------
                                                                                                  PRO FORMA
                                             1996     1997(1)   1998(2)       1999       2000       2000(3)
                                                                                                (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                     (Dollars in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................  $34,898   $57,414   $80,322   $101,446   $143,261    $158,255
Operating income..........................    8,707    13,330    16,952     32,018     47,147      53,504
Minority interest.........................    5,433     9,084    13,645     19,431     27,702      31,225
Interest expense, net.....................      808     1,554     1,499      1,122      4,703       6,453
Net earnings (loss) available to common
  shareholders............................    1,459      (210)      761      6,925      9,066       9,733
                                            =======   =======   =======   ========   ========    ========
Net earnings (loss) per common share --
  diluted.................................  $  0.16   $ (0.02)  $  0.06   $   0.47   $   0.60    $   0.65
                                            =======   =======   =======   ========   ========    ========
Weighted average number of shares
  equivalents outstanding -- diluted......    9,083     9,453    12,834     14,778     15,034      15,034
OPERATING AND OTHER FINANCIAL DATA:
Centers at end of year....................       27        39        52         63         81          81
Average revenue per center................  $ 1,438   $ 1,497   $ 1,665   $  1,859   $  2,079    $  2,146
Same center revenue increase..............       15%        6%       12%        10%        10%         10%
Procedures performed during year..........   71,323   101,819   156,521    207,754    288,494     312,216
EBITDA after minority interest( (4).......    6,274     8,348     9,875     19,877     29,746      33,646
Cash flows from operating activities......    3,846     3,957    11,339     16,768     18,493
Cash flows from investing activities......  (16,395)  (21,186)  (24,528)   (32,567)   (44,004)
Cash flows from financing activities......   12,272    17,443    15,852     19,252     23,676
Maintenance capital expenditures..........      638     2,254     3,141      3,270      3,981

                                                                      AS OF
                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                                                  AS
                                                                         ADJUSTED(5)
                                                                ACTUAL   (unaudited)
------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  7,688    $  7,688
Working capital.............................................    26,589      26,589
Total assets................................................   190,652     190,652
Long-term debt and other long-term obligations..............    71,832       6,608
Minority interest...........................................    21,063      21,063
Shareholders' equity........................................    83,145     148,369

---------------

(1) Includes a loss attributable to the sale of a partnership interest, net of a gain on the sale of a surgery center building and equipment, which had an impact after taxes of reducing net earnings per common share-diluted by $0.16.

(2) Includes a loss attributable to the sale of two partnership interests in two physician practices, which had an impact after taxes of reducing net earnings per common share-diluted by $0.28. See "Management's discussion and analysis of financial condition and results of operations" and "Notes to consolidated financial statements -- Note 3(c)."

--------------------------------------------------------------------------------
 4

(3) Gives effect to the pro forma results of AmSurg as if surgery centers acquired throughout 2000 had been acquired as of January 1, 2000. Does not give pro forma effect to surgery centers acquired after December 31, 2000. See "Notes to consolidated financial statements -- Note 3(a) and Note 3(b)."

(4) EBITDA after minority interest represents the sum of income before income taxes, interest expense, depreciation and amortization, net of minority interest. We understand that industry analysts generally consider EBITDA to be one measure of the financial performance of a company that investors find useful in analyzing the operating performance of a company and its ability to service debt. EBITDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

(5) Gives effect to this offering as of December 31, 2000 and use of the net proceeds to us therefrom to repay debt. See "Use of proceeds." Does not give effect to acquisitions completed after December 31, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk factors
You should carefully consider the risks described below before making a decision to invest in our Class A Common Stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our Class A Common Stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also have an adverse effect on us.

If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. Then the trading price of our Class A Common Stock could decline and you could lose all or part of your investment.

WE DEPEND ON PAYMENTS FROM THIRD-PARTY PAYERS, INCLUDING GOVERNMENT HEALTHCARE PROGRAMS, AND THESE PAYMENTS MAY BE REDUCED, EVEN THOUGH OUR COSTS MAY INCREASE.

We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgery centers. The amount of payment a surgery center receives for its services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare and Medicaid regulations and the cost containment and utilization decisions of third-party payers. We derived approximately 38% and 37% of our revenues in 1999 and 2000, respectively, from U.S. government healthcare programs, primarily Medicare. In addition, the market share growth of managed care has resulted in substantial competition among healthcare providers for inclusion in managed care contracting in some locations. Exclusion from participation in a managed care contract in a specific location can result in material reductions in patient volume and reimbursement to a practice-based ambulatory surgery center. We can give you no assurances that fixed fee schedules, capitated payment arrangements, exclusion from participation in managed care programs or other factors affecting payments for healthcare services over which we have no control will not have a material adverse effect on us.

OUR REVENUES MAY BE ADVERSELY AFFECTED BY PENDING CHANGES IN THE SYSTEM OF PAYING FOR OUTPATIENT SURGICAL PROCEDURES UNDER THE MEDICARE PROGRAM.

Medicare's system of paying for covered procedures performed in a surgery center is scheduled to change in the near future. On June 12, 1998, the Department of Health and Human Services, or DHHS, published a proposed rule that would update the ratesetting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers. The proposed rule reduces the rates paid for certain ambulatory surgery center procedures reimbursed by Medicare, including a number of endoscopy and ophthalmology procedures performed at our centers. DHHS initially planned to implement these new rates in the spring of 2001. However, the Benefits Improvement and Protection Act of 2000, or BIPA, made three changes to the June 1998 proposed rule. First, BIPA deferred the date on which the proposal becomes effective to January 2002; second, BIPA requires the phase-in of the new rates over four years; and third, it requires that beginning in January 2003 DHHS use data based on a new surgery center cost survey from 1999 or later in calculating new rates.

We estimate that if full implementation of the new rates occurred in January 2002, they would adversely affect our annual revenues by 4% based on the proposed rates and our historical procedure mix. We can give you no assurances that the proposed payment system will not adversely affect our revenues to a greater degree.

--------------------------------------------------------------------------------
 6

RISK FACTORS
--------------------------------------------------------------------------------

IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

We are subject to many laws and regulations at the federal, state and local government levels in the jurisdictions in which we operate. These laws and regulations require that our surgery centers and our operations meet various licensing, certification and other requirements, including those relating to:

+ physician ownership of our surgery centers;

+ certificate of need approvals and other regulations affecting construction, acquisition of centers, capital expenditures or the addition of services;

+ the adequacy of medical care, equipment, personnel, operating policies and procedures;

+ qualifications of medical and support personnel;

+ maintenance and protection of records;

+ billing for services by healthcare providers;

+ privacy and security of healthcare information; and

+ environmental protection.

If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored and third-party healthcare programs. In the future, different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. We can give you no assurances that current or future legislative initiatives or government regulation will not have a material adverse effect on us or reduce the demand for our services.

IF A FEDERAL OR STATE AGENCY ASSERTS A DIFFERENT POSITION OR ENACTS NEW LAWS OR REGULATIONS REGARDING ILLEGAL REMUNERATION OR OTHER FORMS OF FRAUD AND ABUSE, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

A federal law, referred to as the anti-kickback statute, prohibits healthcare providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitely interpreted by case law or regulations. Violations of the anti-kickback statute may result in substantial civil or criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion from these programs would result in significant reductions in revenue and would have a material adverse effect on our business.

DHHS has published final safe harbor regulations that outline categories of activities that are protected from prosecution under the anti-kickback statute. Three of the safe harbors apply to business arrangements similar to those used in connection with our surgery centers: the "surgery centers," "investment interest" and "personal services and management contracts" safe harbors. The structure of the limited partnerships and limited liability companies operating our surgery centers, as well as our various business arrangements involving physician group practices, do not satisfy all of the requirements of any safe harbor. Nevertheless, a business arrangement that does not substantially comply with a safe harbor is not necessarily illegal under the anti-kickback statute.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

In addition, many of the states in which we operate also have adopted laws, similar to the anti-kickback statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties as well as loss of license.

In addition to the anti-kickback statute, the Health Insurance Portability and Accountability Act of 1996 broadened the scope of the fraud and abuse laws by adding several criminal provisions for healthcare fraud offenses that apply to all health benefit programs. This act also created new enforcement mechanisms to combat fraud and abuse, including the Medicare Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials now have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud. It also establishes a new violation for the payment of inducements to Medicare and Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner.

IF REGULATIONS OR REGULATORY INTERPRETATIONS CHANGE, WE MAY BE OBLIGATED TO BUY OUT INTERESTS OF PHYSICIANS WHO ARE MINORITY OWNERS OF THE SURGERY CENTERS.

The partnership and operating agreements for the limited partnerships and limited liability companies provide that if certain regulations or regulatory interpretations change, we will be obligated to purchase some or all of the minority interests of the physicians affiliated with us in the partnerships or limited liability companies that own and operate our surgery centers. The regulatory changes that could trigger such an obligation include changes that:

+ make the referral of Medicare and other patients to our surgery centers by physicians affiliated with us illegal;

+ create the substantial likelihood that cash distributions from the partnership or limited liability company to the affiliated physicians will be illegal; or

+ cause the ownership by the physicians of interests in the partnerships or limited liability companies to be illegal.

The cost of repurchasing these minority interests would be substantial. There can be no assurance that our existing capital resources would be sufficient for us to meet the obligation, if it arises, to purchase these minority interests held by physicians. The determination of whether a triggering event has occurred is made by the concurrence of counsel for AmSurg and counsel for the physician partners or, in the absence of such concurrence, by independent counsel having an expertise in healthcare law and who is chosen by both parties. Such determination is therefore not within our control. While we have attempted to structure the purchase obligations to be as favorable as possible to us, the triggering of these obligations could have a material adverse effect on our financial condition and results of operations. See "Business -- Government Regulation;" and "Notes to consolidated financial statements -- Note 12."

IF WE ARE UNABLE TO ACQUIRE AND DEVELOP ADDITIONAL SURGERY CENTERS ON FAVORABLE TERMS AND MANAGE OUR GROWTH, WE WILL BE UNABLE TO EXECUTE OUR ACQUISITION AND DEVELOPMENT STRATEGY.

Our strategy includes increasing our revenues and earnings by continuing to acquire surgery centers and developing additional surgery centers. Our efforts to execute our acquisition and development strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisition and development transactions. We are currently evaluating potential acquisitions and

--------------------------------------------------------------------------------
 8

RISK FACTORS
--------------------------------------------------------------------------------

development projects and expect to continue to evaluate acquisitions and development projects in the foreseeable future. The surgery centers we develop typically incur losses during the initial months of operation. We can give you no assurances that we will be successful in acquiring surgery centers, developing surgery centers or achieving satisfactory operating results at acquired or newly developed centers. We can give you no assurances that the assets we acquire in the future will ultimately produce returns that justify our related investment. To accommodate our past and anticipated future growth, and to compete effectively, we will need to continue to implement and improve our management, operational and financial information systems and to expand, train, manage and motivate our workforce. We can give you no assurances that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that focusing our financial resources and management attention on the expansion of our operations will not adversely affect our financial results.

IF WE DO NOT HAVE SUFFICIENT CAPITAL RESOURCES FOR OUR ACQUISITION AND DEVELOPMENT STRATEGY, OUR GROWTH COULD BE LIMITED.

We will need capital to acquire, develop, integrate, operate and expand surgery centers. We may finance future acquisition and development projects through debt or equity financings and may use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that we undertake these financings or use capital stock as consideration, our shareholders may, in the future, experience ownership dilution. To the extent we incur debt, we may have significant interest expense and may be subject to covenants in the related debt agreements that affect the conduct of our business. If we do not have sufficient capital resources, our growth could be limited and our operations impaired. Our bank loan agreement requires that we comply with financial covenants, and may not permit additional borrowing or other sources of debt financing if we are not in compliance. We can give you no assurances that we will be able to obtain financing necessary for our acquisition and development strategy or that, if available, the financing will be on terms acceptable to us.

OUR BUSINESS DEPENDS ON RELATIONSHIPS WITH PHYSICIAN PARTNERS, WHICH MAY BE SUBJECT TO CONFLICTS OF INTEREST AND DISPUTES.

Our business depends upon, among other things, the efforts and success of the physician partners who perform surgical procedures at the surgery centers and the strength of our relationship with these physicians. Our business could be adversely affected if these physicians do not maintain the quality of medical care or do not follow required professional guidelines at our surgery centers, if there is damage to the reputation of a key physician or group of physicians or if our relationship with a key physician partner or group of physician partners is impaired. As owner of majority interests in the partnerships and limited liability companies that own our surgery centers, we owe a fiduciary duty to the physicians who are minority interest holders in these entities and may encounter conflicts between our interests and the minority holders. In these cases, our representatives on the operating boards or boards of governors of each joint venture are obligated to exercise reasonable, good faith judgment to resolve the conflicts and may not be free to act solely in our own best interests. In our role as general partner of the partnership or as chief manager of the limited liability company, we generally exercise our discretion in managing the business of the surgery center. Disputes may arise between us and the physician partners regarding a particular business decision or the interpretation of the provisions of the partnership agreement or limited liability company operating agreement. The agreements provide for arbitration as a dispute resolution process in some circumstances. We cannot assure you that any dispute will be resolved or that any dispute resolution will be on terms satisfactory to us.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

WE ARE LIABLE FOR DEBTS AND OTHER OBLIGATIONS OF THE LIMITED PARTNERSHIPS THAT OWN AND OPERATE SOME OF OUR SURGERY CENTERS, AND THE PHYSICIAN PARTNERS ARE ONLY GUARANTORS OF THE DEBTS.

In the limited partnerships in which we are the general partner, we are liable for 100% of the debts and other obligations of the partnership; however, the partnership agreement requires the physician partners to guarantee their pro rata share of any indebtedness or lease agreements to which the partnership is a party, in proportion to the limited partner's ownership interest in the partnership. We also have primary liability for the bank debt incurred for the benefit of the limited liability companies, and in turn, lend funds to these limited liability companies, although the physician members also guarantee this debt. There can be no assurance that a third party lender or lessor would seek performance of the guarantees rather than seek repayment from us of any obligation of the partnership if there is a default or that the physician partners would have sufficient assets to satisfy their guarantee obligations.

NEW FEDERAL AND STATE LEGISLATIVE AND REGULATORY INITIATIVES RELATING TO PATIENT PRIVACY COULD REQUIRE US TO EXPEND SUBSTANTIAL SUMS ACQUIRING AND IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

There are currently numerous legislative and regulatory initiatives at the state and federal levels addressing patient privacy concerns. In particular, on December 28, 2000, DHHS released final health privacy regulations implementing portions of the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996. These final health privacy regulations generally require compliance within two years and will extensively regulate the use and disclosure of individually identifiable health-related information.

In addition, the Administrative Simplification Provisions require DHHS to adopt standards to protect the security of health-related information. DHHS proposed security regulations on August 12, 1998. As proposed, those security regulations would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. Further, as required by the Administrative Simplification Provisions, DHHS has adopted final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2002. Although we cannot predict the total financial or other impact of these regulations on our business, compliance with these regulations could require us to spend substantial sums, including but not limited to purchasing new computer systems, which could negatively impact our financial results. Additionally, if we fail to comply with these regulations, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines of up to $250,000 per violation. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the privacy regulations issued under the Administrative Simplification Provisions. These statutes vary by state and could impose additional penalties.

PROVIDERS IN THE HEALTHCARE INDUSTRY HAVE BEEN THE SUBJECT OF FEDERAL AND STATE INVESTIGATIONS, AND WE MAY BECOME SUBJECT TO INVESTIGATIONS IN THE FUTURE.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. Further, amendments in 1986 to the federal False Claims Act have made it easier for private parties to bring "qui tam" whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

--------------------------------------------------------------------------------
 10

RISK FACTORS
--------------------------------------------------------------------------------

The Office of the Inspector General of the DHHS and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings and we have joint venture arrangements involving physician investors. In addition, our executives, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are not aware of any governmental investigations involving any of our facilities or our executives. A future investigation of us or our executives could result in significant liabilities or penalties to us, as well as adverse publicity.

WE ARE PROPOSING TO RECLASSIFY OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK AS A SINGLE CLASS OF COMMON STOCK HAVING THE SAME RIGHTS AS OUR OUTSTANDING CLASS A COMMON STOCK, AND YOU MAY BE ABLE TO PURCHASE CLASS B COMMON STOCK AT A LOWER PRICE THAN THE PUBLIC OFFERING PRICE OF THE CLASS A COMMON STOCK.

We have requested a ruling from the Internal Revenue Service that would allow us to reclassify each share of outstanding Class B Common Stock and each share of Class A Common Stock as one share of common stock of a new class identical to the Class A Common Stock. After the reclassification, we will have only one class of common stock. If we receive the requested ruling, we will seek shareholder approval for the reclassification and a related charter amendment at a meeting of our shareholders. The Class B Common Stock has consistently traded at lower prices than the Class A Common Stock. If this price discrepancy continues, you may be able to purchase Class B Common Stock in the open market at a lower price than the public offering price of the Class A Common Stock in this offering, and the Class B Common Stock would be reclassified as the same number of shares of common stock if the IRS issues the requested ruling and our shareholders approve the reclassification and the charter amendment. Approval requires the vote of the majority of shares of Class A Common Stock and the majority of shares of Class B Common Stock, each voting as a separate class on the reclassification. We cannot assure you that the IRS will issue the ruling to us or that our shareholders will approve the reclassification and the charter amendment.

WE MAY WRITE-OFF INTANGIBLE ASSETS, SUCH AS GOODWILL.

As a result of purchase accounting for our various acquisition transactions, our balance sheet at December 31, 2000 contains an intangible asset designated as excess of cost over net assets of purchased operations totaling $111 million. Using an amortization period of 25 years and assuming no additions to this amount in the future, amortization expense relating to this intangible asset will be approximately $4.9 million per year. Additional purchases of interests in practice-based surgery centers that result in the recognition of additional intangible assets would cause our amortization expense to increase further.

On an ongoing basis, we evaluate, based upon projected undiscounted cash flows, whether facts and circumstances indicate any impairment of value of intangible assets and if the amortization period continues to be appropriate. As circumstances after an acquisition can change, we cannot assure you that the value of these intangible assets will be realized by us. If we determine that a significant impairment has occurred, we would be required to write-off the impaired portion of unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

THE IRS MAY CHALLENGE TAX DEDUCTIONS FOR CERTAIN ACQUIRED GOODWILL.

For federal income tax purposes, goodwill and other intangibles acquired as part of the purchase of a business after August 10, 1993 are deductible over a 15-year period. We have been claiming and

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

continue to take tax deductions for goodwill obtained in our acquisition of assets of practice-based ambulatory surgery centers. In 1997, the IRS published proposed regulations that applied "anti-churning" rules to call into question the deductibility of goodwill purchased in transactions structured similar to some of our acquisitions. The anti-churning rules are designed to prevent taxpayers from converting existing goodwill for which a deduction would not have been allowable prior to 1993 into an asset that could be deducted over 15 years, such as by selling a business some of whose value arose prior to 1993 to a related party. On January 25, 2000, the IRS issued final regulations which continue to call into question the deductibility of goodwill purchased in transactions structured similar to some of our acquisitions. This uncertainty applies only to goodwill that arose in part prior to 1993, so the tax deductions we have taken with respect to interests acquired in surgery centers that were formed after August 10, 1993 are not affected. In response to these final regulations, we have changed our methods of acquiring interests in practice-based ambulatory surgery centers so as to comply with guidance found in the final regulations. There is a risk that the IRS could challenge tax deductions for pre-1993 goodwill in acquisitions we completed prior to changing our approach in 2000. Loss of these tax deductions would increase the amount of our tax payments and would have a material adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO EFFECTIVELY COMPETE FOR PHYSICIAN PARTNERS AND CERTAIN STRATEGIC RELATIONSHIPS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The healthcare business is highly competitive. We encounter competition in three separate areas: competition for joint venture development of practice-based centers, competition with other companies for acquisition of existing centers, and competition with other providers for patients and for contracting with managed care payers in each of our markets. There are several large, publicly held companies, or divisions or subsidiaries of large publicly held companies, that develop freestanding multi-specialty surgery centers, and these companies may compete with us in the development of centers. Further, many physician groups develop surgery centers without a corporate partner, utilizing consultants who typically perform these services for a fee and who do not take an equity interest in the ongoing operations of the center. There are several companies, many in niche markets, that acquire existing practice-based ambulatory surgery centers. In addition, other healthcare providers, including hospitals, compete for patients and contracts with managed care payers in our markets. Many of these competitors have greater financial, research, marketing and staff resources than we do. We can give you no assurances that we can compete effectively in any of these areas.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

After this offering, we will have outstanding 13,493,950 shares of Class A Common Stock and 4,787,131 shares of Class B Common Stock, of which 9,967,950 shares and 4,787,131 shares are held by existing officers, directors and existing shareholders. In addition, options to purchase 2,219,294 shares of our Class A Common Stock are outstanding, of which 1,393,708 are exercisable. Sales of a substantial number of these shares of common stock in the public market following this offering, or the perception that these sales may occur, could substantially decrease the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. All of the shares sold in this offering will be freely tradeable, other than those shares sold in this offering to any of our affiliates. Of the outstanding shares held by existing holders of our common stock, 1,798,154 shares of Class A Common Stock and 710,129 shares of Class B Common Stock are subject to the lock-up agreements described in "Underwriting." In addition, some of our shareholders have the right to require us to register their shares for resale.

--------------------------------------------------------------------------------
 12

RISK FACTORS
--------------------------------------------------------------------------------

YOU ARE NOT LIKELY TO RECEIVE DIVIDENDS.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. Moreover, we are prohibited from declaring dividends without the consent of our lenders under our credit agreement. Therefore, you are not likely to receive dividends in the foreseeable future. In addition, dividends, if and when paid, may be subject to income tax withholding.

OUR CHARTER, BYLAWS, TENNESSEE LAW AND OUR SHAREHOLDER RIGHTS PLAN COULD DISCOURAGE A TAKEOVER YOU MAY CONSIDER FAVORABLE.

Certain provisions of our charter and bylaws establish staggered terms for members of our board of directors and include advance notice procedures for shareholders to nominate candidates for election as directors and for shareholders to submit proposals for consideration at shareholders' meetings. In addition, we are subject to the Tennessee Business Combination Act of the Tennessee Business Corporation Act which limits transactions between a publicly held company and "interested shareholders" (generally, those shareholders who, together with their affiliates and associates, own 10% or more of the voting power of any class or series of a company's stock). Our charter provides for 5,000,000 authorized shares of preferred stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by our board of directors without any further action by the shareholders. In addition, our shareholder rights plan, or poison pill, gives shareholders rights to purchase Series C junior preferred stock if it is triggered. These provisions of the TBCA, our charter, bylaws and our shareholder rights plan may have the effect of deterring certain potential acquirors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Forward-looking information

This prospectus, including the documents incorporated by reference, contains some forward-looking statements. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

+ our ability to attract and retain top quality physicians as partners in our surgery centers;

+ our status as a general partner of limited partnerships that own some of our surgery centers;

+ our ability to grow through selective acquisitions and development;

+ our ability to enhance operating efficiencies;

+ the Health Care Financing Administration's rule changes concerning reimbursement for procedures in our surgery centers; and

+ other changes in healthcare regulation that adversely affect our business.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus, including in "Management's discussion and analysis of financial condition and results of operations" and "Business."

Our forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

--------------------------------------------------------------------------------
 14

--------------------------------------------------------------------------------

Use of proceeds

The net proceeds to us from the sale of the Class A Common Stock offered by us in this offering, at an assumed public offering price of $19.69 per share, are estimated to be $65.2 million ($75.3 million if the underwriters' over-allotment option is exercised in full), after deduction of the underwriting discount and estimated offering expenses payable by us. All of these net proceeds to us will be used to repay borrowings under our revolving credit facility. Borrowings under the credit facility mature in May 2003, and bear interest at a rate equal to, at our option, the prime rate or LIBOR, plus a spread of 1.5% to 3.0%, depending upon borrowing levels. The loan agreement also provides for a fee ranging between 0.375% and 0.5% of unused commitments based on borrowing levels. We will have approximately $89.1 million available for borrowing under the loan agreement after this offering and application of the net proceeds. The indebtedness under the loan agreement was incurred primarily to finance the development and acquisition of surgery centers, and we intend to continue to utilize borrowings under the loan agreement for the same purpose. We are not a party to any material acquisition agreements, other than the agreements we discuss in this prospectus.

We will not receive any of the proceeds from the sale of shares by the selling shareholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization at December 31, 2000 on an actual basis and as adjusted to reflect the sale by us of the 3,526,000 shares of Class A Common Stock offered by us, at an assumed public offering price of $19.69 per share, and the application of the estimated net proceeds to us to repay outstanding indebtedness as described under "Use of proceeds." This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                               AT DECEMBER 31, 2000
                                                              -----------------------
                                                                                   AS
                                                                ACTUAL       ADJUSTED
                                                                          (unaudited)
-------------------------------------------------------------------------------------
                                                                  (In thousands)
Current portion of long-term debt...........................  $  2,296    $     2,296
Long-term debt and other long-term obligations,
  less current portion......................................    71,832          6,608
Preferred Stock, no par value, 5,000,000 shares
  authorized................................................        --             --
Shareholders' equity:
  Class A Common Stock, 35,000,000 shares authorized,
    9,951,656 and 13,477,656 shares issued and outstanding,
    respectively(1).........................................    50,764        115,988
  Class B Common Stock, 4,800,000 shares authorized,
    4,787,131 shares issued and outstanding.................    13,529         13,529
  Retained earnings.........................................    18,852         18,852
                                                              --------    -----------
         Total shareholders' equity.........................    83,145        148,369
                                                              --------    -----------
         Total capitalization...............................  $157,273        157,273
                                                              ========    ===========

---------------

(1) Excludes 1,825,879 shares of Class A Common Stock issuable upon the exercise of outstanding stock options at December 31, 2000 with a weighted average exercise price per share of $5.40.

--------------------------------------------------------------------------------
 16

--------------------------------------------------------------------------------

Selected financial data
The following table sets forth selected consolidated financial data which have been derived from our consolidated financial statements. Comparability of data on a year-to-year basis is affected by the number of centers acquired or opened in each year. All the information set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere herein. See "Index to financial statements."

We operated as a majority owned subsidiary of American Healthways until the distribution of shares of AmSurg stock held by American Healthways to American Healthways' shareholders in 1997. The historical financial information may not be indicative of our future performance and does not necessarily reflect our financial position and results of operations had we operated as a separate, stand-alone entity prior to December 3, 1997.

                                                               YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------------------
                                                                                                  PRO FORMA
                                                      1997(1)   1998(2)       1999       2000       2000(3)
                                               1996                                             (unaudited)
-----------------------------------------------------------------------------------------------------------
                                                     (Dollars in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................  $34,898   $57,414   $80,322   $101,446   $143,261    $158,255
Operating income..........................    8,707    13,330    16,952     32,018     47,147      53,504
Minority interest.........................    5,433     9,084    13,645     19,431     27,702      31,225
Interest expense, net.....................      808     1,554     1,499      1,122      4,703       6,453
Net earnings (loss) available to common
  shareholders............................    1,459      (210)      761      6,925      9,066       9,733
                                            =======   =======   =======   ========   ========    ========
Net earnings (loss) per common share --
  diluted.................................  $  0.16   $ (0.02)  $  0.06   $   0.47   $   0.60    $   0.65
                                            =======   =======   =======   ========   ========    ========
Weighted average number of shares
  equivalents outstanding -- diluted......    9,083     9,453    12,834     14,778     15,034      15,034
OPERATING AND OTHER FINANCIAL DATA:
Centers at end of year....................       27        39        52         63         81          81
Average revenue per center................  $ 1,438   $ 1,497   $ 1,665   $  1,859   $  2,079    $  2,146
Same center revenue increase..............       15%        6%       12%        10%        10%         10%
Procedures performed during year..........   71,323   101,819   156,521    207,754    288,494     312,216
EBITDA after minority interest(4).........  $ 6,274   $ 8,348   $ 9,875   $ 19,877   $ 29,746    $ 33,646
Cash flows from operating activities......    3,846     3,957    11,339     16,768     18,493
Cash flows from investing activities......  (16,395)  (21,186)  (24,528)   (32,567)   (44,004)
Cash flows from financing activities......   12,272    17,443    15,852     19,252     23,676
Maintenance capital expenditures..........      638     2,254     3,141      3,270      3,981

                                                           AS OF DECEMBER 31,
                                            -------------------------------------------------
                                               1996      1997      1998       1999       2000
---------------------------------------------------------------------------------------------
                                                         (Dollars in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.................    3,192     3,407     6,070      9,523      7,688
Working capital...........................    4,732     9,312    12,954     21,029     26,589
Total assets..............................   54,653    75,238    98,421    137,868    190,652
Long-term debt and other long-term
  obligations.............................    9,218    24,970    12,483     34,901     71,832
Minority interest.........................    5,674     9,192    11,794     17,358     21,063
Shareholders' equity......................   28,374    29,991    64,369     72,708     83,145

---------------

(1) Includes a loss attributable to the sale of a partnership interest, net of a gain on the sale of a surgery center building and equipment, which had an impact after taxes of reducing net earnings per common share-diluted by $0.16.

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

(2) Includes a loss attributable to the sale of two partnership interests in two physician practices, which had an impact after taxes of reducing net earnings per common share-diluted by $0.28. See "Management's discussion and analysis of financial condition and results of operations" and "Notes to consolidated financial statements -- Note 3(c)."

(3) Gives effect to the pro forma results of AmSurg as if surgery centers acquired throughout 2000 had been acquired as of January 1, 2000. Does not give pro forma effect to surgery centers acquired after December 31, 2000. See "Notes to consolidated financial statements -- Note 3(a) and Note 3(b)."

(4) EBITDA after minority interest represents the sum of income before income taxes, interest expense, depreciation and amortization, net of minority interest. We understand that industry analysts generally consider EBITDA to be one measure of the financial performance of a company that investors find useful in analyzing the operating performance of a company and its ability to service debt. EBITDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

--------------------------------------------------------------------------------
 18

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (all statements other than with respect to historical fact) within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. See "Forward-looking information." We undertake no obligation to publicly release any revisions to any forward-looking statements in this discussion to reflect events and circumstances occurring after the date of this prospectus or to reflect unanticipated events.

OVERVIEW

We develop, acquire and operate practice-based ambulatory surgery centers in partnership with physician practice groups. As of December 31, 2000, we owned a majority interest (51% or greater) in 81 surgery centers. Since January 1, 2001, we have acquired interests in five additional surgery centers.

We operated as a majority owned subsidiary of American Healthways from 1992 until December 3, 1997, when American Healthways distributed to its stockholders all of its holdings in AmSurg common stock in a spin-off transaction.

The following table presents the changes in the number of surgery centers in operation and centers under development for the years ended December 31, 1998, 1999 and 2000. We consider a center to be under development when a partnership or limited liability company has been formed with the physician group partner to develop the center.

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1999    2000
----------------------------------------------------------------------------------
Centers in operation, beginning of the year.................    39      52      63
New center acquisitions placed in operation.................     7      10       9
New development centers placed in operation.................     7       1       9
Centers sold................................................    (1)     --      --
                                                              ----    ----    ----
Centers in operations, end of year..........................    52      63      81
                                                              ====    ====    ====

Of the surgery centers in operation as of December 31, 2000, 53 centers perform gastrointestinal endoscopy procedures, 24 centers perform ophthalmology surgery procedures, one center performs orthopedic procedures, one center performs otolaryngology procedures and two centers perform procedures in more than one specialty. The other partner or member in each partnership or limited liability company is in each case an entity owned by physicians who perform procedures at the center. We intend to expand primarily through the development and acquisition of additional practice-based ambulatory surgery centers in targeted surgical specialties and through future same-center growth.

On January 31, 2000, we signed a definitive agreement with Physicians Resource Group, Inc. for the purchase of a portion of Physicians Resource Group's ownership interest in certain single specialty ophthalmology surgery centers for approximately $40 million in cash. In addition, we may purchase additional centers from Physicians Resource Group upon completion of satisfactory due diligence and negotiation of partnership or operating agreements with the physician owners of the remaining interest. As of December 31, 2000, we had purchased from Physicians Resource Group six surgery centers and were pursuing additional acquisitions of up to three surgery centers from Physicians

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Resource Group. Of these three additional centers, one was acquired in the first quarter of 2001. See "Prospectus summary -- Recent Developments." Physicians Resource Group filed for bankruptcy in the United States Bankruptcy Court for the Northern District of Texas on February 1, 2000.

In 1998, we disposed of our interests in two physician practices as part of an overall strategy to exit the practice management business and focus solely on the development, acquisition and operation of ambulatory surgery centers. Accordingly, we recorded a charge of $3.6 million, net of income tax benefit of $1.8 million, in the second quarter of 1998 for the estimated loss on the disposal of these assets. See "Notes to consolidated financial statements -- Note 3(c)."

While we generally own 51% to 70% of the entities that own the surgery centers, our consolidated statements of operations include 100% of the results of operations of the entities, reduced by the minority partners' share of the net earnings or loss of the surgery center entities.

SOURCES OF REVENUES

Substantially all our revenue is derived from facility fees charged for surgical procedures performed in our surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly by the physicians. Historically, our other significant source of revenues had been the fees for physician services performed by two physician group practices in which we owned a majority interest. However, as a result of the disposition of these practices occurring in 1998, we no longer earn such revenue.

Practice-based ambulatory surgery centers such as those in which we own a majority interest depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for services rendered to patients. We derived approximately 41%, 38% and 37% of our revenues in the years ended December 31, 1998, 1999 and 2000, respectively, from governmental healthcare programs, primarily Medicare. The Medicare program currently pays ambulatory surgery centers and physicians in accordance with predetermined fee schedules.

--------------------------------------------------------------------------------
 20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

The following table shows certain statement of operations items expressed as a percentage of revenues for the years ended December 31, 1998, 1999 and 2000:

                                                                YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                1998      1999      2000
----------------------------------------------------------------------------------------
Revenues....................................................  100.0%    100.0%    100.0%
Operating expenses:
  Salaries and benefits.....................................   28.6      27.4      27.8
  Supply cost...............................................   11.4      11.3      11.6
  Other operating expenses..................................   23.9      22.5      20.5
  Depreciation and amortization.............................    8.2       7.2       7.2
  Net loss on sale of assets................................    6.8        --        --
                                                              -----     -----     -----
         Total operating expenses...........................   78.9      68.4      67.1
                                                              -----     -----     -----
  Operating income..........................................   21.1      31.6      32.9
Minority interest...........................................   17.0      19.2      19.3
Interest expense, net of interest income....................    1.9       1.1       3.3
                                                              -----     -----     -----
  Earnings before income taxes and cumulative effect of an
    accounting change.......................................    2.2      11.3      10.3
Income tax expense..........................................    1.3       4.4       4.0
                                                              -----     -----     -----
         Net earnings before cumulative effect of an
           accounting change................................    0.9       6.9       6.3
Cumulative effect of a change in the method in which
  pre-opening costs are recorded............................     --       0.1        --
         Net earnings.......................................    0.9%      6.8%      6.3%
                                                              =====     =====     =====

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues were $143.3 million in 2000, an increase of $41.8 million, or 41%, over revenues in 1999. The increase is primarily attributable to additional centers in operation in 2000 and same-center revenue growth of 10%. Same-center growth is primarily attributable to additional procedure volume.

Salaries and benefits expense was $39.8 million in 2000, an increase of $11.9 million, or 43%, over salaries and benefits expense in 1999. This increase resulted primarily from 18 additional centers in operation and from an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth.

Supply cost was $16.6 million in 2000, an increase of $5.1 million, or 44%, over supply cost in 1999. This increase resulted primarily from a 39% increase in procedures over 1999 and an increased mix of ophthalmology procedures, which require more costly supplies than gastroenterology procedures, our predominant procedure type.

Other operating expenses were $29.4 million in 2000, an increase of $6.7 million, or 29%, over other operating expenses in 1999. This increase resulted primarily from additional centers in operation, which increased 26% over the average number of centers in operation in 1999. As a percentage of revenues, other operating expenses decreased by 2%. This is due to the fact that other operating expenses includes many fixed expenses such as rents, operating taxes and utilities, which contribute to higher profit margins when same-center revenues increase.

We anticipate further increases in operating expenses in 2001 primarily due to additional start-up centers and acquired centers expected to be placed in operation. Typically a start-up center will incur start-up losses while under development and during its initial months of operations and will experience lower revenues and operating margins than an established center until its case load grows to a more optimal operating level, which generally is expected to occur within 12 months after a center opens. At

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

December 31, 2000, we had four centers under development and nine centers that had been open for less than one year.

Depreciation and amortization expense increased $3.0 million, or 41%, in 2000 over 1999, primarily due to 18 additional surgery centers in operation in 2000 compared to 1999, as well as additional excess of cost over net assets of purchased operations acquired throughout 2000 and 1999.

Our minority interest in earnings in 2000 increased by $8.3 million, or 43%, over 1999 primarily as a result of minority partners' interest in earnings at surgery centers recently added to operations and from increased same-center profitability.

Interest expense increased $3.6 million, or 319%, in 2000 in comparison to 1999 due to an increase in debt assumed or incurred in connection with additional acquisitions of interests in surgery centers in late 1999 and throughout 2000, together with the interest expense associated with newly opened start-up surgery centers financed partially with bank debt. We also experienced higher interest rates in 2000 compared to 1999.

We recognized income tax expense of $5.7 million in 2000, compared to $4.4 million in 1999. Our effective tax rate in 2000 and 1999 was 38.5% of net earnings before income taxes and cumulative effect of an accounting change and differed from the federal statutory income tax rate of 34% primarily due to the impact of state income taxes.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenues were $101.4 million in 1999, an increase of $21.1 million, or 26%, over revenues in 1998. The increase is primarily attributable to additional centers in operation in 1999 and same-center revenue growth of 10%. Same-center growth is primarily attributable to additional procedure volume.

Salaries and benefits expense was $27.9 million in 1999, an increase of $4.9 million, or 22%, over salaries and benefits expense in 1998. This increase resulted primarily from additional centers in operation and from an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth. The increase was offset in part by a $2.0 million decrease due to the absence of physician salaries of a practice disposed of in June 1998, which also contributed to a decrease in salaries and benefits expense as a percentage of revenues in 1999.

Supply cost was $11.5 million in 1999, an increase of $2.3 million, or 25%, over supply cost in 1998. This increase resulted primarily from a 33% increase in procedures over 1998.

Other operating expenses were $22.8 million in 1999, an increase of $3.6 million, or 19%, over other operating expenses in 1998. This increase also resulted primarily from additional centers in operation but was offset by a $2.1 million reduction in physician practice expenses of the practices disposed of in 1998. As a percentage of revenues, other operating expenses dropped by 1%. This is due to the fact that other operating expenses included many fixed expenses such as rents, operating taxes and utilities, which lead to higher profit margins when same-center revenues increase.

Depreciation and amortization expense increased $0.7 million, or 11%, in 1999 over 1998, primarily due to 11 additional surgery centers in operation in 1999 compared to 1998. This increase was offset by a reduction in the depreciation, amortization of excess of cost over net assets of purchased operations and deferred pre-opening cost in the aggregate of approximately $1.0 million in 1999 due to physician practices sold in 1998 and the adoption in 1999 of Statement of Position, or SOP, No. 98-5 "Reporting on Cost of Start-Up Activities," as further discussed below.

We experienced no significant capital gain/loss transactions in 1999. The net loss on sale of assets in 1998 primarily resulted from our decision to exit the physician practice management business. In the second quarter of 1998, we reduced the carrying value of the long-lived assets of the practices held for

--------------------------------------------------------------------------------
 22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

sale by approximately $5.4 million based on the estimated sales proceeds less estimated costs to sell. The ultimate disposition of the practices, which occurred later in 1998, resulted in no significant change from the estimate originally recorded in the second quarter of 1998.

Our minority interest in earnings in 1999 increased by $5.8 million, or 42%, over 1998 primarily as a result of minority partners' interest in earnings at surgery centers recently added to operations and from increased same-center profitability. Minority interest as a percentage of revenues increased in 1999 compared to 1998 primarily as a result of the absence of physician practice revenues of the practices disposed of in 1998 which are not as marginally profitable to our respective minority partners as are our existing surgery centers, as well as increased same-center profitability as a result of same-center revenue growth.

Interest expense decreased $0.4 million, or 25%, in 1999 in comparison to 1998 due to the repayment of long-term debt from the proceeds of the public offering in June 1998 (see "Management's discussion and analysis of financial condition and results of operations -- Liquidity and Capital Resources") and a decrease in our borrowing rate due to a decrease in borrowing levels. The reduction in interest expense was partially offset by an increase in debt assumed or incurred in connection with additional acquisitions of interests in surgery centers in late 1998 and throughout 1999, together with the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.

We recognized income tax expense of $4.4 million in 1999, compared to $1.0 million in 1998. Excluding the impact of the practice dispositions in 1998, our effective tax rate in 1999 and 1998 was 38.5% and 40.0%, respectively, of net earnings before income taxes and cumulative effect of an accounting change and differed from the federal statutory income tax rate of 34% primarily due to the impact of state income taxes.

Prior to January 1, 1999, deferred pre-opening costs, which consist of costs incurred for surgery centers while under development, had been amortized over one year, starting upon the commencement date of operations. In 1999 we adopted SOP No. 98-5, which requires that pre-opening costs be expensed as incurred and that upon adoption all unamortized deferred pre-opening costs be expensed as a cumulative effect of a change in accounting principle. Accordingly, as of January 1, 1999, we expensed $126,000, net of minority interest and income taxes, as a cumulative effect of an accounting change.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

QUARTERLY STATEMENT OF EARNINGS DATA

The following table presents certain quarterly statement of earnings data for the years ended December 31, 1999 and 2000. The quarterly statement of earnings data set forth below was derived from our unaudited financial statements and includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation thereof. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

                                              1999                                    2000
                               Q1 (1)        Q2        Q3        Q4        Q1        Q2        Q3        Q4
-------------------------------------------------------------------   -------------------------------------
                                                  (In thousands, except per share data)
Revenues....................  $23,394   $24,677   $25,386   $27,989   $31,633   $34,590   $36,717   $40,321
Earnings before income taxes
  and cumulative effect of
  an accounting change......    2,544     2,819     2,913     3,189     3,290     3,585     3,700     4,167
Net earnings................    1,439     1,733     1,792     1,961     2,023     2,205     2,275     2,563
Diluted earnings per common
  share.....................  $  0.10   $  0.12   $  0.12   $  0.13   $  0.14   $  0.15   $  0.15   $  0.17

---------------

(1) Includes a charge of $126,000, net of income taxes, or $0.01 per share, for the cumulative effect of an accounting change related to the method in which pre-opening costs are recorded.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, we had working capital of $26.6 million compared to $21.0 million at December 31, 1999. Operating activities for 2000 generated $18.5 million in cash flow from operations compared to $16.8 million in 1999. Cash and cash equivalents at December 31, 1999 and 2000 were $9.5 million and $7.7 million, respectively.

During 2000, we used approximately $30.7 million to acquire interests in practice-based ambulatory surgery centers. In addition, we made capital expenditures primarily for new start-up surgery centers and for new or replacement property at existing centers which totaled $13.4 million in 2000, of which $0.7 million was funded from the capital contributions of our minority partners. We used our cash flow from operations and net borrowings of long-term debt of $23.2 million to fund our acquisition and development obligations. At December 31, 2000, we had outstanding obligations associated with recent acquisitions of approximately $10.5 million in the form of a combination of notes payable and other obligations, which we funded through additional borrowings of long-term debt in January 2001. At December 31, 2000, we and our partnerships and limited liability companies had unfunded construction and equipment purchase commitments for centers under development of approximately $0.7 million, which we intend to fund through additional borrowings of long-term debt, operating cash flow and capital contributions by minority partners.

During 2000, we raised approximately $0.7 million from the issuance of stock under our employee stock option plans.

On May 5, 2000, we refinanced and amended our revolving credit facility to permit us to borrow up to $100.0 million to finance our acquisition and development projects at a rate equal to, at our option, the prime rate or LIBOR plus a spread of 1.5% to 3.0%, depending upon borrowing levels. The amended loan agreement provides for a fee ranging between 0.375% to 0.50% of unused commitments based on borrowing levels. The loan agreement also prohibits the payment of dividends and contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth. We were in compliance with all covenants at December 31, 2000. At December 31, 2000,

--------------------------------------------------------------------------------
 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

borrowings under the amended credit facility were $55.5 million, are due in May 2003, and are secured primarily by a pledge of the stock of our subsidiaries and our membership interests in the LLCs. During 2000, we incurred approximately $0.9 million in financing costs associated with the amended credit facility.

On June 12, 1998, the Department of Health and Human Services, or DHHS, published a proposed rule that would update the ratesetting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers. The proposed rule reduces the rates paid for certain ambulatory surgery center procedures reimbursed by Medicare, including a number of endoscopy and ophthalmology procedures performed at our centers. DHHS initially planned to implement these new rates in the spring of 2001. However, the Benefits Improvement and Protection Act of 2000, or BIPA, made three changes to the June 1998 proposed rule. First, BIPA deferred the date on which the proposal becomes effective to January 2002; second, BIPA requires the phase-in of the new rates over four years; and third, it requires that beginning in January 2003 DHHS use data based on a new surgery center cost survey from 1999 or later in calculating new rates.

We estimate that if full implementation of the new rates occurred in January 2002, they would adversely affect our annual revenues by 4% based on the proposed rates and our historical procedure mix. However, we believe due to the four year phase-in of the new rates, coupled with updated rates based on a new cost survey to be used in 2003 and cost efficiencies we expect to implement at both the center and corporate level, that our financial results will not be materially impacted by the rule's implementation. There can be no assurance that the implementation of this rule will not adversely impact our financial condition, results of operation and business prospects.

We believe that cash generated by operations and borrowings available under our loan agreement after applying the proceeds of this offering will be sufficient to fund anticipated working capital requirements for existing operations and acquisitions for the foreseeable future, absent a major acquisition or a change in our acquisition or operational strategy.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." We adopted this pronouncement on January 1, 2001, which had no impact on our consolidated financial statements.

SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," released in December 1999 provides guidance for applying generally accepted accounting principles to selected revenue recognition issues. The implementation of SAB No. 101 was required no later than the fourth fiscal quarter of fiscal year 2000 and had no impact on our consolidated financial statements.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to market risk from exposure to changes in interest rates based on our financing, investing and cash management activities. We utilize a balanced mix of debt maturities along with both fixed-rate and variable-rate debt to manage our exposures to changes in interest rates. Although there can be no assurances that interest rates will not change significantly, we do not expect changes in interest rates to have a material effect on income or cash flows in 2001. The table below provides information as of December 31, 1999 and 2000 about our long-term debt obligations based on maturity dates that are sensitive to changes in interest rates, including principal cash flows and related weighted average interest rates by expected maturity dates.

                                                                                               FAIR
                                                                                             VALUE AT
                                                     YEARS ENDED DECEMBER 31,              DECEMBER 31,
                                             2000       2001     2002     2003     2004        1999
-------------------------------------------------------------------------------------------------------
Fixed rate.............................    $1,101    $   922    $ 554    $ 291    $  93      $ 2,961
Average interest rate..................      8.08%      7.85%    7.93%    7.76%    7.89%
Variable rate..........................    $  708    $32,016    $ 390    $ 370    $ 265      $33,749
Average interest rate..................      5.58%      7.70%    8.66%    8.20%    6.00%

                                                                                               FAIR
                                                                                             VALUE AT
                                                YEARS ENDED DECEMBER 31,                   DECEMBER 31,
                                   2001      2002       2003     2004     2005     2006        2000
-------------------------------------------------------------------------------------------------------
                                                 (In thousands, except percentage data)
Fixed rate.....................  $1,643    $1,643    $ 1,140    $ 416    $ 213    $  55      $ 5,110
Average interest rate..........    8.30%     8.55%      8.49%    8.59%    9.00%    9.00%
Variable rate..................  $  653    $  322    $55,797    $ 290    $  --    $  --      $57,062
Average interest rate..........    8.81%     8.96%      8.69%    9.00%   $  --    $  --

The difference in maturities of long-term obligations principally resulted from the refinancing of our revolving credit facility on May 5, 2000, which increased our borrowing capacity from $50.0 million to $100.0 million and extended the maturity date to 2003. Outstanding borrowings under this facility at December 31, 2000 increased as compared to December 31, 1999 due to the acquisition of additional surgery centers. The average interest rate on these borrowings at December 31, 2000 increased as compared to December 31, 1999 due to higher borrowing levels and an overall increase in market rates.

--------------------------------------------------------------------------------
 26

--------------------------------------------------------------------------------

Business
Our Company was formed for the purpose of developing, acquiring and operating practice-based ambulatory surgery centers, in partnerships with physician practice groups, throughout the United States. An AmSurg surgery center is typically located adjacent to or in the immediate vicinity of the specialty medical practice of a physician group partner's office. Each of the surgery centers provides a narrow range of high volume, lower-risk surgical procedures, generally in a single specialty, and has been designed with a cost structure that enables us to charge fees which we believe are generally less than those charged by hospitals and freestanding outpatient surgery centers for similar services performed on an outpatient basis. As of December 31, 2000, we owned a majority interest in 81 surgery centers in 24 states and the District of Columbia. As of December 31, 2000, we also had four centers under development and had executed letters of intent to acquire or develop five additional centers.

We were organized as a Tennessee corporation in 1992. Our principal executive offices are located at 20 Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is 615-665-1283.

INDUSTRY OVERVIEW

For numerous years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers.

According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory, an industry source published in June 2000, the number of freestanding outpatient surgery centers in the U.S. grew 29% to approximately 2,750 in the year 2000 from 2,134 in 1994. The number of outpatient surgical cases performed in freestanding surgery centers increased 70% from 3.6 million in 1994 to a projected 6.2 million in 2000. We believe that approximately 1,000 of these surgery centers are single-specialty centers.

We believe that the following factors have contributed to the growth of ambulatory surgery:

Cost-effective alternative. Ambulatory surgery is generally less expensive than hospital inpatient surgery. We believe that surgery performed at a practice-based ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment. Interest in ambulatory surgery centers has grown as managed care organizations have continued to seek a cost-effective alternative to inpatient services.

Physician and patient preference. We believe that many physicians prefer practice-based ambulatory surgery centers because these centers enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing them to perform more surgeries in a defined period of time. In contrast, hospitals and freestanding multi-specialty ambulatory surgery centers generally serve a broader group of physicians, including those involved with emergency procedures, resulting in postponed or delayed surgeries. Additionally, many physicians choose to perform surgery in a practice-based ambulatory surgery center because their patients prefer the simplified admissions and discharge procedures and the less institutional atmosphere.

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

New technology. New technology and advances in anesthesia, which have been increasingly accepted by physicians, have significantly expanded the types of surgical procedures that are being performed in ambulatory surgery centers. Lasers, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time associated with many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding, in some cases, overnight hospitalization.

STRATEGY

We believe we are a leader in the development, acquisition and operation of practice-based ambulatory surgery centers. The key components of our strategy are to:

+ develop, in partnership with physicians, new practice-based ambulatory surgery centers;

+ selectively acquire practice-based ambulatory surgery centers with substantial minority physician ownership; and

+ grow revenues and profitability of our existing surgery centers.

DEVELOPMENT AND ACQUISITION OF SURGERY CENTERS

Our practice-based ambulatory surgery centers are licensed outpatient surgery centers generally equipped and staffed for a single medical specialty and are typically located in or adjacent to a physician group practice. We have targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, orthopedics, otolaryngology (ear, nose and throat) or urology procedures. We target these medical specialties because they generally involve a high volume of lower-risk procedures that can be performed in an outpatient setting on a safe and cost-effective basis. The focus at each center on only the procedures in a single specialty results in these centers generally having significantly lower capital and operating costs than the costs of hospital and freestanding ambulatory surgery center alternatives that must be designed to provide more intensive services in a broader array of surgical specialties. In addition, the practice-based surgery center, which is located in or adjacent to the group practice, typically provides a more convenient setting for the patient and for the physician performing the procedure. Improvements in technology continue to enable additional types of procedures to be performed in the practice-based setting.

Our development staff identifies existing centers that are potential acquisition candidates and identifies physician practices that are potential partners for new center development in the medical specialties which we have targeted for development. These candidates are then evaluated against our project criteria which include several factors such as the number of procedures currently being performed by the practice, competition from and the fees being charged by other surgical providers, relative competitive market position of the physician practice under consideration, ability to contract with payers in the market and state certificate of need, or CON, requirements for the development of a new center.

In presenting the advantages to physicians of developing a new practice-based ambulatory surgery center in partnership with us, our development staff emphasizes the proximity of a practice-based surgery center to a physician's office, the simplified administrative procedures, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the rapid turnaround time between cases, the high technical competency of the center's clinical staff that performs only a limited number of specialized procedures and state-of-the-art surgical equipment. We also focus on our expertise in developing and operating centers. In addition, as part our role as the general partner or manager of the surgery center partnerships and limited liability companies, we market the centers to third party payers.

--------------------------------------------------------------------------------
 28

BUSINESS
--------------------------------------------------------------------------------

In a development project, we provide, among other things, the following services:

+ financial feasibility pro forma analysis;

+ assistance in state CON approval process;

+ site selection;

+ assistance in space analysis and schematic floor plan design;

+ analysis of local, state and federal building codes;

+ negotiation of equipment financing with lenders;

+ equipment budgeting, specification, bidding and purchasing;

+ construction financing;

+ architectural oversight;

+ contractor bidding;

+ construction management; and

+ assistance with licensing, Medicare certification and contracting with third party payers.

We begin our acquisition process with a due diligence review of the targeted center and its market. We use experienced teams of operations and financial personnel to conduct a review of all aspects of the center's operations including the following:

+ market position of the center and the physicians affiliated with the center;

+ payer and case mix;

+ growth opportunities;

+ staffing and supply review; and

+ equipment assessment.

Our ownership interests in practice-based ambulatory surgery centers generally are structured through limited partnerships or limited liability companies. We generally own 51% to 70% of the partnerships or limited liability companies and act as the general partner in each limited partnership and the chief manager in each limited liability company. In development transactions, capital contributed by the physicians and AmSurg plus bank financing provides the partnership or limited liability company with the funds necessary to construct and equip a new surgery center and to provide initial working capital.

As part of each development and acquisition transaction, we enter into a partnership agreement or, in the case of a limited liability company, an operating agreement with our physician group partner. Under these agreements, we receive a percentage of the net income and cash distributions of the entity equal to our percentage ownership interest in the entity and have the right to the same percentage of the proceeds of a sale or liquidation of the entity. In the limited partnership structure, as the sole general partner, we are generally liable for the debts of the partnership.

These agreements generally provide that we will oversee the business office, marketing, financial reporting, accreditation and administrative operations of the surgery center and that the physician group partner will provide the center with a medical director and certain other specified services such as billing and collections, transcription and accounts payable processing.

In addition, these agreements may provide that the limited partnership or limited liability company will lease certain non-physician personnel from the physician practice, who will provide services at the

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

center. The cost of the salary and benefits of these personnel are reimbursed to the practice by the limited partnership or limited liability company. Certain significant aspects of the limited partnership's or limited liability company's governance are overseen by an operating board, which is comprised of equal representation by AmSurg and our physician partners.

Because the physicians will continue to have a minority ownership interest in the center, we work closely with the physicians throughout the process to assess the likelihood of a successful partnership with them in the surgery centers.

SURGERY CENTER OPERATIONS

We generally design, build, staff and equip each of our facilities to meet the specific needs of a single specialty physician practice group. Our typical ambulatory surgery center averages 3,000 square feet and is located adjacent to or in the immediate vicinity of the specialty physicians' offices. Each center developed by us typically has two to three operating or procedure rooms with areas for reception, preparation, recovery and administration. Each surgery center is developed to perform an average of 2,500 procedures per year. Our cost of developing a typical surgery center ranges from $1.0 to $1.5 million. Constructing, equipping and licensing a surgery center generally takes 10 to 12 months. As of December 31, 2000, 53 of our centers in operation performed gastrointestinal endoscopy procedures, 24 centers performed ophthalmology procedures, one center performed orthopedic procedures, one center performed otolaryngology procedures and two centers performed procedures in more than one specialty. The procedures performed at our centers generally do not require an extended recovery period following the procedures. Our centers are staffed with approximately ten clinical professionals and administrative personnel, some of whom may be shared with the physician practice group. The clinical staff includes nurses and surgical technicians.

The types of procedures performed at each center depend on the specialty of the practicing physicians. The typical procedures performed or to be performed most commonly at AmSurg centers in operation or under development within each specialty are:

+ gastroenterology -- colonoscopy and other endoscopy procedures;

+ ophthalmology -- cataracts and retinal laser surgery;

+ orthopedics -- knee arthroscopy and carpal tunnel repair;

+ otolaryngology (ear, nose and throat) -- myringotomy (ear tubes) and tonsillectomy; and

+ urology -- cystoscopy and biopsy.

We market our surgery centers directly to third-party payers, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, other managed care organizations and employers. Payer-group marketing activities conducted by AmSurg management and center administrators emphasize the high quality of care, cost advantages and convenience of our surgery centers and are focused on making each center an approved provider under local managed care plans.

JCAHO ACCREDITATION

Fifty-three of our surgery centers are currently accredited by the Joint Commission for the Accreditation of Healthcare Organizations, or JCAHO, or the Accreditation Association for Ambulatory Health Care, or AAAHC, and 11 surgery centers are scheduled for initial accreditation surveys during 2001. Of the accredited centers, all have received three-year certification. We believe that JCAHO or AAAHC accreditation is the quality benchmark for managed care organizations. Many managed care organizations will not contract with a facility until it is accredited. We believe that our

--------------------------------------------------------------------------------
 30

BUSINESS
--------------------------------------------------------------------------------

historical performance in the accreditation process reflects our commitment to providing high quality care in our surgery centers.

REVENUES

Substantially all of our revenue is derived from the facility fee charged for surgical procedures performed in the surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians.

Practice-based ambulatory surgery centers depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for services rendered to patients. We derived approximately 37% of our net revenues from governmental healthcare programs, primarily Medicare, in 2000. The Medicare program currently pays ambulatory surgery centers and physicians in accordance with predetermined fee schedules.

In addition to payment from governmental programs, ambulatory surgery centers derive a significant portion of their net revenues from private healthcare reimbursement plans. These plans include both standard indemnity insurance programs as well as managed care programs such as PPOs and HMOs. The strengthening of managed care systems nationally has resulted in substantial competition among providers of surgery center services to contract with these systems. Some of our competitors have greater financial resources and market penetration than AmSurg. We believe that all payers, both governmental and private, will continue their efforts over the next several years to reduce healthcare costs and that their efforts will generally result in a less stable market for healthcare services. While no assurances can be given concerning the ultimate success of our efforts to contract with healthcare payers, we believe that our position as a low-cost alternative for certain surgical procedures should enable our centers to compete effectively in the evolving healthcare marketplace.

COMPETITION

We encounter competition in three separate areas: competition for joint venture development of practice-based centers, competition with other companies for acquisition of existing centers and competition with other providers for patients and for contracting with managed care payers in each of our markets.

Competition for joint venture development of practice-based centers. We believe that we do not have a direct corporate competitor in the development of practice-based ambulatory surgery centers across the specialties of gastroenterology, ophthalmology, otolaryngology, urology and orthopedic surgery. There are, however, several large, publicly held companies, or divisions or subsidiaries of large publicly held companies, that develop freestanding multi-specialty surgery centers, and these companies may compete with us in the development of centers.

Further, many physician groups develop surgery centers without a corporate partner, utilizing consultants who typically perform these services for a fee and who do not take an equity interest in the ongoing operations of the center. It is generally difficult, however, in the rapidly evolving healthcare industry, for a single practice to create effectively the efficient operations and marketing programs necessary to compete with other provider networks and companies. Because of this, as well as the financial investment necessary to develop surgery centers, physician groups are often attracted to a corporate partner, such as AmSurg. Other factors that may influence the physicians' decisions concerning the choice of a corporate partner are the potential corporate partner's experience, reputation and access to capital.

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

Competition for center acquisitions. There are several companies, many in niche markets, that acquire existing practice-based ambulatory surgery centers. These competitors may have greater resources than we have. The principal competitive factors that affect our and our competitors' ability to acquire surgery centers are price, experience and reputation and access to capital.

Competition for patients and managed care contracts. We believe that our surgery centers can provide lower-cost, high quality surgery in a more comfortable environment for the patient in comparison to hospitals and to freestanding surgery centers with which we compete for managed care contracts.

GOVERNMENT REGULATION

The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. Government regulation affects our business activities by controlling our growth, requiring licensure and certification for our facilities, regulating the use of our properties and controlling reimbursement to us for the services we provide.

CONs and state licensing. Certificate of need statutes and regulations control the development of ambulatory surgery centers in certain states. CON statutes and regulations generally provide that prior to the expansion of existing centers, the construction of new centers, the acquisition of major items of equipment or the introduction of certain new services, approval must be obtained from the designated state health planning agency. In giving approval, a designated state health planning agency must determine that a need exists for expanded or additional facilities or services. Our development of ambulatory surgery centers generally focuses on states that do not require CONs. Further, even in states that require CONs for new centers, acquisitions of existing surgery centers generally do not require CON approval.

State licensing of ambulatory surgery centers is generally a prerequisite to the operation of each center and to participation in federally funded programs, such as Medicare and Medicaid. Once a center becomes licensed and operational, it must continue to comply with federal, state and local licensing and certification requirements in addition to local building and safety codes. In addition, every state imposes licensing requirements on individual physicians, and facilities and services operated and owned by physicians. Physician practices are also subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights and discrimination and medical waste and other environmental issues.

Corporate practice of medicine. The laws of several states in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own and operate an ambulatory surgery center, because the surgery centers are not engaged in the practice of medicine. The physicians who perform procedures at the surgery centers are individually licensed to practice medicine. In most instances, the physicians and physician group practices are not affiliated with us other than through the physicians' ownership in the partnerships and limited liability companies that own the surgery centers and the service agreements we have with some physicians. The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation. We cannot give you assurances that our activities, if challenged, will be found to be in compliance with these laws.

Certification. We depend upon third-party programs, including governmental and private health insurance programs, to reimburse us for services rendered to patients in our ambulatory surgery centers. In order to receive Medicare reimbursement, each surgery center must meet the applicable conditions of participation set forth by the Department of Health and Human Services, or DHHS,

--------------------------------------------------------------------------------
 32

BUSINESS
--------------------------------------------------------------------------------

relating to the type of facility, its equipment, personnel and standard of medical care, as well as compliance with state and local laws and regulations, all of which are subject to change from time to time. Ambulatory surgery centers undergo periodic on-site Medicare certification surveys. Each of our existing centers is certified as a Medicare provider. Although we intend for our centers to participate in Medicare and other government reimbursement programs, there can be no assurance that these centers will continue to qualify for participation.

Medicare-Medicaid fraud and abuse provisions. The federal anti-kickback statute prohibits healthcare providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration (including any kickback, bribe or rebate) with the intent of generating referrals or orders for services or items covered by a federal healthcare program. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitely interpreted by case law or regulations. Violations may result in criminal penalties or fines of up to $25,000 or imprisonment for up to five years, or both. Violations of the anti-kickback statute may also result in substantial civil penalties, including penalties of up to $50,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare and Medicaid programs. Exclusion from these programs would result in significant reductions in revenue and would have a material adverse effect on our business.

DHHS has published final safe harbor regulations that outline categories of activities that are deemed protected under the anti-kickback statute. Two of the safe harbor regulations relate to investment interests in general: the first concerning investment interests in large publicly traded companies ($50,000,000 in net tangible assets) and the second for investments in smaller entities. The safe harbor regulations also include a safe harbor for investments in certain types of ambulatory surgery centers. The partnerships and limited liability companies that own the AmSurg centers do not meet all of the criteria of either of the investment interests safe harbors or the surgery center safe harbors. Thus, they do not qualify for safe harbor protection from government review or prosecution under the anti-kickback statute. However, a business arrangement that does not substantially comply with a safe harbor is not necessarily illegal under the anti-kickback statute.

The Office of Inspector General is authorized to issue advisory opinions regarding the interpretation and applicability of the federal anti-kickback law, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have not, however, sought such an opinion regarding any of our arrangements. While several federal court decisions have aggressively applied the restrictions of the anti-kickback statute, they provide little guidance as to the application of the anti-kickback statute to our partnerships and limited liability companies. We believe that we are in compliance with the current requirements of applicable federal and state law because among other factors:

+ the partnerships and limited liability companies exist to effect legitimate business purposes, including the ownership, operation and continued improvement of quality, cost-effective and efficient services to their patients;

+ the partnerships and limited liability companies function as an extension of the group practices of physicians who are affiliated with the surgery centers and the surgical procedures are performed personally by these physicians without referring the patients outside of their practice;

+ the physician partners have a substantial investment at risk in the partnership or limited liability company;

+ terms of the investment do not take into account volume of the physician partner's past or anticipated future services provided to patients of the centers;

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

+ the physician partners are not required or encouraged as a condition of the investment to treat Medicare or Medicaid patients at the centers or to influence others to refer such patients to the centers for treatment;

+ the partnership, the limited liability company, our subsidiary and our affiliates generally will not loan any funds to or guarantee any debt on behalf of the physician partners; and

+ distributions by the partnerships and limited liability companies are allocated uniformly in proportion to ownership interests.

The safe harbor regulations also set forth a safe harbor for personal services and management contracts. Certain of our partnerships and limited liability companies have entered into ancillary services agreements with our physician partners' group practice pursuant to which the practice provides the center with billing and collections, transcription, payables processing and payroll services. The consideration payable by a partnership or limited liability company for these services may be based on the volume of services provided by the practice, which is measured by the partnership or limited liability company's revenues. Although these relationships do not meet all of the criteria of the personal services and management contracts safe harbor, we believe that the ancillary services agreements are in compliance with the current requirements of applicable federal and state law because, among other factors, the fees payable to the physician practice approximate the practice's cost of providing the services thereunder.

Many of the states in which we operate also have adopted laws that prohibit payments to physicians in exchange for referrals similar to the federal anti-kickback statute, some of which apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties as well as loss of licensure.

Notwithstanding our belief that the relationship of physician partners to our surgery centers should not constitute illegal remuneration under the federal anti-kickback statute or similar laws, we cannot assure you that a federal or state agency charged with enforcement of the anti-kickback statute and similar laws might not assert a contrary position or that new federal or state laws might not be enacted that would cause the physician partners' ownership interest in our centers to become illegal, or result in the imposition of penalties on us or certain of our facilities. Even the assertion of a violation could have a material adverse effect upon us.

In addition to the anti-kickback statute, the Health Insurance Portability and Accountability Act of 1996 broadened the scope of the fraud and abuse laws by adding several criminal provisions for healthcare fraud offenses that apply to all health benefit programs. This act also created new enforcement mechanisms to combat fraud and abuse including the Medicare Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials now have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud. It also establishes a new violation for the payment of inducements to Medicare and Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner.

Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect many of our arrangements. Law enforcement authorities, including the Office of the Inspector General, the courts and Congress are increasing scrutiny of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange renumeration for patient care referrals and opportunities. Investigators also have demon-

--------------------------------------------------------------------------------
 34

BUSINESS
--------------------------------------------------------------------------------

strated a willingness to look behind the formalities of a business transaction to determine the underlying purposes of payments between healthcare providers and potential referral sources.

Prohibition on physician ownership of healthcare facilities and certain self-referrals. The federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a referral for a designated health service to an entity if the physician or member of the physician's immediate family has a financial relationship with the entity. Sanctions for violating the Stark Law include civil money penalties of up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the federal healthcare programs. The original Stark Law only addressed referrals involving clinical laboratory services. However, in 1995, additional legislation, commonly known as Stark II, expanded the ban on self-referrals by adding the following services to the definition of "designated health services:" physical therapy services; occupational therapy services; radiology services; radiation therapy services and supplies; durable medical equipment and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics and prosthetic devices and supplies; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services.

On January 4, 2001, DHHS issued final regulations subject to comment intended to clarify parts of the Stark Law, and some exceptions to it. These regulations are considered the first phase of a two-phase process, with the remaining regulations to be published at an unknown future date. The second phase of the regulations are expected to address services furnished in a surgery center. Under the phase one regulations, services that would otherwise constitute a designated health service, but that are paid by Medicare as a part of the surgery center payment rate, are not a designated health service for the purposes of the Stark Law. The phase one regulations are generally to be effective January 4, 2002. DHHS is accepting comments on the phase one regulations until April 4, 2001, which may lead to further changes. Therefore, we believe the Stark Law generally does not prohibit physician ownership or investment interests in surgery centers to which they refer patients. We cannot predict the final form that these regulations will take or the effect that the final regulations will have on us.

In addition, several states in which we operate have self-referral statutes similar to the Stark Law. We believe that physician ownership of surgery centers is not prohibited by these state self-referral statutes. However, the Stark Law and similar state statutes are subject to different interpretations with respect to many important provisions. Violations of these self-referral laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion of our surgery centers from these programs could result in significant loss of revenues and could have a material adverse effect on us. We can give you no assurances that further judicial or agency interpretation of existing laws or further legislative restrictions on physician ownership or investment in health care entities will not be issued that could have a material adverse effect on us.

The federal False Claims Act and similar federal and state laws. We are subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim (or causing a claim to be presented) for payment from Medicare, Medicaid or other third party payers that is false or fraudulent. The standard for "knowing and willful" often includes conduct that amounts to a reckless disregard for whether accurate information is presented by claims processors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare program, and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly, or by a qui tam plaintiff on the government's behalf. Under the False Claims Act, both the government and the private plaintiff, if successful, are permitted to recover substantial monetary penalties, as well as an amount equal to three times actual damages. In some cases, qui tam plaintiffs and the federal government have taken the position that violations of the

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

anti-kickback statute and the Stark Law should also be prosecuted as violations of the federal False Claims Act. We believe that we have procedures in place to ensure the accurate completion of claims forms and requests for payment. However, the laws and regulations defining proper Medicare or Medicaid billing are frequently unclear and have not been subjected to extensive judicial or agency interpretation. Billing errors can occur despite our best efforts to prevent or correct them, and we cannot assure you that the government will regard such errors as inadvertent and not in violation of the False Claims Act or related statutes. We are currently not aware of any actions against us under the False Claims Act.

A number of states, including states in which we operate, have adopted their own false claims provisions as well as their own qui tam provisions whereby a private party may file a civil lawsuit in state court.

Healthcare industry investigations. Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices.

The Office of the Inspector General of the U.S. Department of Health and Human Services and the Department of Justice has, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare billings and we have joint venture arrangements involving physician investors. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are not aware of any governmental investigations involving any of our facilities, our executives or our managers. A future investigation of us, our executives or our managers could result in significant liabilities or penalties to us, as well as adverse publicity.

Privacy requirements and administrative simplification. There are currently numerous legislative and regulatory initiatives at the state and federal levels addressing patient privacy concerns. In particular, on December 28, 2000, DHHS released final health privacy regulations implementing portions of the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996. These final health privacy regulations have an effective date of April 14, 2001, and a compliance date of April 14, 2003. Subject to limited exceptions, these regulations restrict how healthcare providers use and disclose medical records and other individually identifiable health information, whether communicated electronically, on paper or orally. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used and disclosed.

In addition, the Administrative Simplification Provisions require DHHS to adopt standards to protect the security of health-related information. DHHS proposed security regulations on August 12, 1998. As proposed, those security regulations would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. Further, as required by the Administrative Simplification Provisions, DHHS has adopted final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2002. These statutes vary by state and could impose additional penalties. Although we cannot predict the total financial or other impact of these regulations on our business, compliance with these regulations could require us to spend substantial sums, including but not limited to purchasing new computer systems, which could negatively impact our financial results.

--------------------------------------------------------------------------------
 36

BUSINESS
--------------------------------------------------------------------------------

Additionally, if we fail to comply with these regulations, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines of up to $250,000 per violation. Our facilities will continue to remain subject to any state laws that are more restrictive than the privacy regulations issued under the Administrative Simplification Provisions.

Obligations to buy out physician partners. Under our agreements with physician partners, we are obligated to purchase the interests of the physicians at the greater of the physicians' capital account or a multiple of earnings in the event that their continued ownership of interests in the partnerships and limited liability companies becomes prohibited by the statutes or regulations described above. The determination of such a prohibition is required to be made by our counsel in concurrence with counsel to the physician partners, or if they cannot concur, by a nationally recognized law firm with an expertise in healthcare law jointly selected by us and the physician partners. The interest we are required to purchase will not exceed the minimum interest required as a result of the change in the statute or regulation causing such prohibition.

EMPLOYEES

As of December 31, 2000, AmSurg and our affiliated entities employed approximately 614 persons, 438 of whom were full-time employees and 176 of whom were part-time employees. Of the above, 107 were employed at our headquarters in Nashville, Tennessee. In addition, approximately 385 employees are leased on a full-time basis and 251 are leased on a part-time basis from the associated physician practices. None of these employees are represented by a union. We believe our relationships with our employees to be excellent.

LEGAL PROCEEDINGS AND INSURANCE

From time to time, we may be named a party to legal claims and proceedings in the ordinary course of business. We are not aware of any claims or proceedings against us, our partnerships or limited liability companies that might have a material financial impact on us.

Each of our surgery centers maintains separate medical malpractice insurance in amounts deemed adequate for our business.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management
Biographical information about our directors and executive officers is set forth below. The board of directors is composed of seven persons who are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Each class of directors is elected for a three-year term. All executive officers are elected by the board of directors and serve until their successors are duly elected by the board of directors.

NAME                                             AGE                                          POSITION
------------------------------------------------------------------------------------------------------
Ken P. McDonald................................  60    President, Chief Executive Officer and Director
Claire M. Gulmi................................  47    Senior Vice President, Chief Financial Officer
                                                       and Secretary
Royce D. Harrell...............................  55    Senior Vice President, Corporate Services, and
                                                       Assistant Secretary
Rodney H. Lunn.................................  51    Senior Vice President, Center Development
David L. Manning...............................  51    Senior Vice President, Development
Dennis J. Zamojski.............................  44    Senior Vice President, Operations
Thomas G. Cigarran.............................  59    Chairman of the Board
James A. Deal..................................  51    Director
Steven I. Geringer.............................  55    Director
Debora A. Guthrie..............................  45    Director
Henry D. Herr..................................  54    Director
Bergein F. Overholt, M.D.......................  63    Director

Ken P. McDonald joined AmSurg in 1993 as a Vice President. Mr. McDonald became Executive Vice President and Chief Operating Officer in December 1994, President and a director in July 1996, and Chief Executive Officer in December 1997. Mr. McDonald was President of NASCO Data Systems, Inc., a distributor of IBM micro-computer products to the value-added reseller community, from 1988 until he joined AmSurg.

Claire M. Gulmi joined AmSurg in September 1994 as Vice President and Chief Financial Officer. Ms. Gulmi became Senior Vice President in March 1997 and Secretary in December 1997. From 1991 to 1994, Ms. Gulmi served as Chief Financial Officer of Music Holdings, Inc., a music publishing and video distribution company.

Royce D. Harrell joined AmSurg in October 1992 as Senior Vice President of Operations. In August 2000, Mr. Harrell became Senior Vice President of Corporate Services. Mr. Harrell served, in successive order from 1982 to 1992, as a Vice President of Development, Senior Vice President of Development and Senior Vice President, Operations of Forum Group, Inc., an owner and operator of retirement and healthcare communities.

Rodney H. Lunn has been Senior Vice President of Center Development since 1992 and was a director from 1992 until February 1997. Mr. Lunn is a founding shareholder of AmSurg and was a principal of Practice Development Associates, Inc., a company specializing in developing practice-based surgery centers, from March 1987 until it was acquired by AmSurg in 1992.

--------------------------------------------------------------------------------
 38

MANAGEMENT
--------------------------------------------------------------------------------

David L. Manning has served as Senior Vice President of Development and Assistant Secretary of AmSurg since April 1992. Mr. Manning is a founding shareholder of AmSurg and co-founded and was a principal of Practice Development Associates, Inc. from March 1987 until its acquisition by AmSurg in 1992.

Dennis J. Zamojski joined AmSurg in August 2000 as Senior Vice President of Operations. Immediately prior to joining AmSurg, Mr. Zamojski was chief operating officer of Active Services Corp., a senior health services company since 1998. From 1992 to 1998, Mr. Zamojski served National Surgery Centers as vice president of development and senior vice president of operations. From 1983 to 1992, Mr. Zamojski was administrator, regional director and vice president for Medical Care International, an owner and operator of ambulatory surgery centers.

Thomas G. Cigarran has served as Chairman of the Board since 1992. Mr. Cigarran served as Chief Executive Officer from January 1993 until December 1997, and President from January 1993 to July 1996. From December 1997 to December 1999, Mr. Cigarran served as an advisor to AmSurg. Mr. Cigarran is a co-founder of American Healthways, a provider of specialized, comprehensive care and disease management services to health plans and hospitals, and has served as its Chairman of the Board, President and Chief Executive Officer since 1988.

James A. Deal, a director of AmSurg since 1992, serves as President and Chief Executive Officer and a Director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of American Healthways from May 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc., an American Healthways subsidiary, from 1985 to August 1998.

Steven I. Geringer, a director of AmSurg since March 1997, was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company, and one of the nation's largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS Health Systems from May 1993 through May 1995. Prior to joining PCS Health Systems, Mr. Geringer was a founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. which was acquired by PCS Health Systems.

Debora A. Guthrie, a director of AmSurg since 1996, has served as President and Chief Executive Officer of Capitol Health Consultants, Inc., the general partner of Capitol Health Partners, L.P., a Washington, D.C.-based venture fund specializing in healthcare industries since October 1995. Prior to forming Capitol Health Partners in 1995, Ms. Guthrie was President and Chief Executive Officer of Guthrie Capital Corporation, a company providing financial advisory and investment banking services to healthcare companies in the mid-Atlantic and southeastern United States.

Henry D. Herr, a director of AmSurg since 1992, has served as Executive Vice President of Finance and Administration and Chief Financial Officer of American Healthways since 1986 and a director of American Healthways since 1988. From December 1997 to December 1999, Mr. Herr served as an advisor to AmSurg. Mr. Herr served as Chief Financial Officer of AmSurg from April 1992 until September 1994, and as Secretary from April 1992 until December 1997.

Bergein F. Overholt, M.D., a director of AmSurg since November 1992, is President of Gastrointestinal Associates, P.C., a gastrointestinal specialty group, and a partner in The Endoscopy Center, Knoxville, Tennessee, which owns a limited partnership interest in an ambulatory surgery center that is majority-owned and managed by AmSurg. Dr. Overholt also serves as AmSurg's Medical Director, is Chairman of the Laser/Hyperthermia Department at the Thompson Cancer Survival Center in Knoxville, Tennessee and is an Associate Professor of Clinical Medicine at the University of Tennessee in Knoxville, Tennessee.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

There are no family relationships, by blood, marriage or adoption, between or among any of the individuals listed above as directors or executive officers. Ms. Guthrie, an affiliate of Capitol Health Partners, L.P., was appointed to the board of directors in connection with our sale of preferred stock in 1996. Mr. Geringer and Mr. Deal are Class I directors, with terms expiring in 2001. Mr. McDonald and Mr. Herr are Class II directors with terms expiring in 2002. Mr. Cigarran, Ms. Guthrie and Dr. Overholt are Class III directors with terms expiring in 2003.

--------------------------------------------------------------------------------
 40

--------------------------------------------------------------------------------

Principal and selling shareholders
The following table states the beneficial ownership of our capital stock as of March 13, 2001 of (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, (iv) each other person known to be a "beneficial owner" of more than five percent (5%) of any class of our capital stock based on information available to us on March 13, 2001, and (v) each selling shareholder. Except as otherwise indicated, we believe the persons listed in the table have sole voting and investment power with respect to the stock owned by them.

                                      COMMON STOCK BENEFICIALLY
                                     OWNED PRIOR TO THE OFFERING                                   CLASS A
                              -----------------------------------------                       COMMON STOCK
                                                                          SHARES TO     BENEFICIALLY OWNED
                                CLASS A    PERCENT   CLASS B    PERCENT     BE SOLD     AFTER THE OFFERING
                                 COMMON         OF    COMMON         OF      IN THE   --------------------
NAME                           STOCK(1)   CLASS(2)     STOCK   CLASS(2)    OFFERING      NUMBER    PERCENT
----------------------------------------------------------------------------------------------------------
Provident Investment
  Counsel, Inc.(3).........   1,218,900     12.2%         --       --          --     1,218,900        9.0%
Wasatch Advisors,
  Inc.(4)..................   1,063,174     10.7     723,941     15.1%         --     1,063,174        7.9
HLM Management Co.,
  Inc.(5)..................     788,500      7.9          --       --          --       788,500        5.8
John McStay Investment
  Counsel, LLC(6)..........     652,200      6.5          --       --          --       652,200        4.8
Waddell & Reed Investment
  Management Company(7)....     441,000      4.4     694,061     14.5          --       441,000        3.3
Wellington Management
  Company, L.L.P.(8).......     106,200      1.1     384,000      8.0          --       106,200          *
Ken P. McDonald(9).........     249,250      2.4          --       --          --       249,250        1.8
Claire M. Gulmi(10)........      89,248        *          --       --          --        89,248          *
Dennis J. Zamojski(11).....       7,250        *          --       --          --         7,250          *
Royce D. Harrell(12).......     100,915      1.0          --       --          --       100,915          *
Rodney H. Lunn(13).........     299,170      2.9          59        *          --       299,170        2.2
David L. Manning(14).......     285,133      2.8          --       --          --       285,133        2.1
Thomas G. Cigarran(15).....      82,322        *     378,554      7.9      40,000        42,322          *
James A. Deal(16)..........       6,442        *     110,728      2.3          --         6,442          *
Steven I. Geringer(17).....      13,813        *          --       --          --        13,813          *
Debora A. Guthrie(18)......      86,937        *         890        *          --        86,937          *
Henry D. Herr(19)..........      58,898        *     219,558      4.6      34,000        24,898          *
Bergein F. Overholt,
  M.D.(20).................      95,932      1.0         340        *          --        95,932          *
All directors and executive
  officers as a Group (12
  persons).................   1,375,310     12.6     710,129     14.8      74,000     1,301,310        9.0

---------------

  *  Less than 1%.

 (1) Pursuant to the rules of the Commission, shares of Class A Common Stock which a person set forth in this table has a right to acquire within 60 days after March 13, 2001 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of AmSurg which are exercisable within 60 days after March 13, 2001 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

 (2)  Based on the number of shares outstanding on March 13, 2001.

 (3) This information is based upon the Schedule 13G/A filed on February 8, 2000. The address of Provident Investment Counsel, Inc. is 300 North Lake Avenue, Pasadena, CA 91101-4106.

--------------------------------------------------------------------------------

PRINCIPAL AND SELLING SHAREHOLDERS
--------------------------------------------------------------------------------

 (4) This information is based upon the Schedule 13G/A filed on February 11, 2001 (Class A Common Stock) and information provided to the Company by Wasatch Advisors, Inc. on March 13, 2001 (Class B Common Stock). The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

 (5) This information is based upon the Schedule 13G filed on February 16, 2001. The address of HLM Management Co., Inc. is 222 Berkeley Street, Boston, MA 02116.

 (6) This information was provided to the Company by John McStay Investment Counsel, LLC on March 13, 2001. The address of John McStay Investment Counsel, LLC is 5949 Sherry Lane, Suite 1600, Dallas, TX 75225.

 (7) This information is based upon a Schedule 13F-HR filed by Waddell & Reed Financial, Inc. on November 13, 2000 (Class A Common Stock) and a Schedule 13G/A filed on January 23, 2001 (Class B Common Stock). The address of Waddell & Reed Investment Management Company is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, KS 66201-9217.

 (8) This information was provided to the Company by Wellington Management Co., L.L.P. on March 9, 2001. The address of Wellington Management Company, L.L.P. is 75 State Street, Boston, MA 02109.

 (9) Includes 2 shares of Class A Common Stock held by Mr. McDonald's wife and currently exercisable options for the purchase of 249,248 shares of Class A Common Stock.

(10) Includes currently exercisable options for the purchase of 89,248 shares of Class A Common Stock.

(11) Includes currently exercisable options for the purchase of 6,250 shares of Class A Common Stock.

(12) Includes currently exercisable options for the purchase of 100,915 shares of Class A Common Stock.

(13) Includes 999 shares of Class A Common Stock held for the benefit of Mr. Lunn's children and 1,800 shares of Class A Common Stock held in a family trust. Also, includes currently exercisable options for the purchase of 242,557 shares of Class A Common Stock.

(14) Includes currently exercisable options for the purchase of 223,133 shares of Class A Common Stock.

(15) The address of Mr. Cigarran is 3841 Green Hills Village Drive, Nashville, TN 37215. He provided consulting services to us in 1997, 1998 and 1999 under an advisory agreement which provided for compensation to Mr. Cigarran in the form of 25,543 shares of Class A Common Stock, which vested in full in December 1999. Mr. Cigarran also received 10,000 shares of our Class A Common Stock in 2000 as compensation for his services as chairman of our Board of Directors.

(16) Includes 1,089 shares of Class A Common Stock held by Mr. Deal's children and 7,013 shares of Class B Common Stock held by Mr. Deal's children.

(17)  Includes 8,460 shares of Class A Common Stock held in family trusts.

(18) Includes 79,434 shares of Class A Common Stock held by Capitol Health Partners, L.P. and 500 shares of Class A Common Stock held by Capitol Health Consultants, Inc., the general partner of Capitol Health Partners, L.P., that are attributable to Ms. Guthrie, who is President and Chief Executive Officer of Capitol Health Consultants, Inc. These shares are also included in the shares beneficially held by directors and executive officers as a group. Ms. Guthrie disclaims beneficial ownership of these shares.

(19) Mr. Herr provided consulting services to us in 1997, 1998 and 1999 under an advisory agreement which provided for compensation to Mr. Herr in the form of 19,158 shares of Class A Common Stock which vested in full in December 1999.

(20) Includes 7,205 shares of Class A Common Stock owned by Gastrointestinal Associates, P.C. of which Dr. Overholt is President and a shareholder. Also, includes 7,000 shares of Class A Common Stock held in trust for Dr. Overholt's grandchildren and currently exercisable options for the purchase of 6,664 shares of Class A Common Stock.

--------------------------------------------------------------------------------
 42

--------------------------------------------------------------------------------

Underwriting
We, the selling shareholders and the underwriters named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                        UNDERWRITERS                          NUMBER OF SHARES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................
CIBC World Markets Corp.....................................
Jefferies & Company, Inc....................................
SunTrust Equitable Securities Corporation...................
                                                                 ---------
         Total..............................................     3,600,000
                                                                 =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 540,000 shares from us at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions that we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 540,000 shares from us.

                                                                                                         PAID BY THE
                                                          PAID BY US                            SELLING SHAREHOLDERS
                       ---------------------------------------------   ---------------------------------------------
                              NO EXERCISE OF        FULL EXERCISE OF          NO EXERCISE OF        FULL EXERCISE OF
                       OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                       ---------------------------------------------   ---------------------------------------------
Per share............            $                       $                       $                       $
         Total.......            $                       $                       $                       $

We estimate that the total expenses of this offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to
$          per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers
or dealers at a discount of up to $          per share from the public offering
price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We, our directors and executive officers and the selling shareholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market or otherwise.

We and the selling shareholders have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions with us, including the provision of certain advisory services and making loans to us. SunTrust Bank Atlanta, an affiliate of SunTrust Equitable Securities Corporation (one of the underwriters), is administrative agent and a participating lender under our existing revolving credit facility and, as such, will receive in excess of 10% of the net proceeds from this offering upon repayment of amounts outstanding under that credit facility. See "Use of proceeds." Accordingly, this offering will conform with the requirements of Rule 2710(c)(8) of the Conduct Rules of NASD Regulation, Inc.

--------------------------------------------------------------------------------
 44

--------------------------------------------------------------------------------

Legal matters

Certain legal matters related to this offering will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

Experts

Our consolidated financial statements as of December 31, 1999 and 2000, and for each year in the three-year period ended December 31, 2000 included in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the information requirements of the Securities Exchange Act of 1934 (File No. 000-22217), and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the SEC's regional offices located at 7 World Trade Center, Suite 1375, New York, New York 10048 and at 44 Montgomery Street, Suite 1100, San Francisco, California 94104. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

The prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York and San Francisco, California.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Incorporation of certain documents by reference

We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the
SEC:

+ Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 14, 2001;

+ the description of our Class A common stock contained in our Registration
  Statement on Form 10, filed with the SEC on March 11, 1997;

+ the description of rights to purchase Series C junior participating preferred stock contained in our Registration Statement on Form 8-A filed with the SEC on December 3, 1999;

+ Current Report on Form 8-K filed with the SEC on September 5, 2000; and

+ Current Report on Form 8-K/A filed with the SEC on November 1, 2000.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, AmSurg Corp., 20 Burton Hills Boulevard, Nashville, Tennessee 37215 (telephone (615) 665-1283). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

--------------------------------------------------------------------------------
 46

--------------------------------------------------------------------------------

AmSurg Corp.
Index to Financial Statements

Independent Auditors' Report................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................   F-3
  Consolidated Statements of Earnings for the Years ended
     December 31, 1998, 1999 and 2000.......................   F-5
  Consolidated Statements of Changes in Shareholders' Equity
     for the Years ended December 31, 1998, 1999 and 2000...   F-4
  Consolidated Statements of Cash Flows for the Years ended
     December 31, 1998, 1999 and 2000.......................   F-6
  Notes to Consolidated Financial Statements................   F-7

Pro Forma Financial Information:
  Unaudited Pro Forma Combined Financial Information Basis
     of Presentation........................................  F-20
  Unaudited Pro Forma Combined Statement of Earnings for the
     Year ended December 31, 2000...........................  F-21
  Notes to Unaudited Pro Forma Combined Financial
     Information............................................  F-22

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
AmSurg Corp.
Nashville, Tennessee

We have audited the accompanying consolidated balance sheets of AmSurg Corp. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmSurg Corp. and subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, AmSurg Corp. changed its method of accounting for pre-opening costs in 1999.

DELOITTE & TOUCHE LLP
Nashville, Tennessee
February 19, 2001, except for Note 13,
  as to which the date is March 6, 2001

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 2000

                                                                  1999       2000
---------------------------------------------------------------------------------
                                 (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,523   $  7,688
  Accounts receivable, net of allowance of $2,265 and
    $2,506, respectively....................................    17,462     24,468
  Supplies inventory........................................     2,077      2,645
  Deferred income taxes (note 9)............................       590        636
  Prepaid and other current assets..........................     1,608      2,091
                                                              --------   --------
         Total current assets...............................    31,260     37,528
Long-term receivables and deposits (note 3).................     2,036      1,861
Property and equipment, net (notes 4, 6 and 7)..............    27,995     39,855
Intangible assets, net (notes 3 and 5)......................    76,577    111,408
                                                              --------   --------
         Total assets.......................................  $137,868   $190,652
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable (note 3)....................................  $  1,238   $     --
  Current portion of long-term debt (note 6)................     1,809      2,296
  Accounts payable..........................................     1,915      2,234
  Accrued salaries and benefits.............................     2,204      2,759
  Other accrued liabilities.................................     2,594      2,632
  Current income taxes payable..............................       471      1,018
                                                              --------   --------
         Total current liabilities..........................    10,231     10,939
Long-term debt (note 6).....................................    34,901     59,876
Notes payable and other long-term obligations (note 3)......         -     11,956
Deferred income taxes (note 9)..............................     2,670      3,673
Minority interest...........................................    17,358     21,063
Preferred stock, no par value, 5,000,000 shares
  authorized................................................        --         --
Shareholders' equity:
  Common stock (note 8):
  Class A, no par value, 35,000,000 shares authorized,
    9,760,228 and 9,951,656 shares outstanding,
    respectively............................................    49,393     50,764
  Class B, no par value, 4,800,000 shares authorized,
    4,787,131 shares outstanding............................    13,529     13,529
  Retained earnings.........................................     9,786     18,852
                                                              --------   --------
         Total shareholders' equity.........................    72,708     83,145
                                                              --------   --------
Commitments and contingencies (notes 4, 7, 10 and 12)
         Total liabilities and shareholders' equity.........  $137,868   $190,652
                                                              ========   ========

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                 1998       1999       2000
-------------------------------------------------------------------------------------------
                         (In thousands, except per share amounts)
Revenues (note 2)...........................................  $80,322   $101,446   $143,261
Operating expenses:
  Salaries and benefits (note 10)...........................   22,947     27,895     39,770
  Supply cost...............................................    9,209     11,491     16,598
  Other operating expenses (note 10)........................   19,184     22,777     29,445
  Depreciation and amortization.............................    6,568      7,290     10,301
  Net (gain) loss on sale of assets (note 3)................    5,462        (25)        --
                                                              -------   --------   --------
         Total operating expenses...........................   63,370     69,428     96,114
                                                              -------   --------   --------
         Operating income...................................   16,952     32,018     47,147
Minority interest...........................................   13,645     19,431     27,702
Interest expense, net of interest income of $125, $237 and
  $230, respectively........................................    1,499      1,122      4,703
                                                              -------   --------   --------
  Earnings before income taxes and cumulative effect of an
    accounting change.......................................    1,808     11,465     14,742
Income tax expense (note 9).................................    1,047      4,414      5,676
                                                              -------   --------   --------
  Net earnings before cumulative effect of an accounting
    change..................................................      761      7,051      9,066
Cumulative effect of a change in the method in which
  pre-opening costs are recorded............................       --       (126)        --
                                                              -------   --------   --------
         Net earnings.......................................  $   761   $  6,925   $  9,066
                                                              =======   ========   ========
Basic earnings per common share (note 8):
  Net earnings before cumulative effect of an accounting
    change..................................................  $  0.06   $   0.49   $   0.62
  Net earnings..............................................  $  0.06   $   0.48   $   0.62
Diluted earnings per common share (note 8):
  Net earnings before cumulative effect of an accounting
    change..................................................  $  0.06   $   0.48   $   0.60
  Net earnings..............................................  $  0.06   $   0.47   $   0.60
Weighted average number of shares and share equivalents
  outstanding (note 8):
  Basic.....................................................   12,247     14,429     14,594
  Diluted...................................................   12,834     14,778     15,034

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                                          DEFERRED
                                                                                      COMPENSATION
                                                         COMMON STOCK     RETAINED   ON RESTRICTED
                                                       SHARES    AMOUNT   EARNINGS           STOCK     TOTAL
------------------------------------------------------------------------------------------------------------
                                               (In thousands)
Balance December 31, 1997............................   9,545   $28,165   $ 2,100    $        (274)  $29,991
  Issuance of common stock, net of offering cost.....   3,706    27,635        --               --    27,635
  Issuance of common stock in conjunction with
    acquisitions.....................................      56       451        --               --       451
  Stock options exercised, including related tax
    benefit of $42...................................      26       126        --               --       126
  Conversion of preferred stock......................     987     5,268        --               --     5,268
  Net earnings.......................................      --        --       761               --       761
  Amortization of deferred compensation on restricted
    stock............................................      --        --        --              137       137
                                                       ------   -------   -------    -------------   -------
Balance December 31, 1998............................  14,320    61,645     2,861             (137)   64,369
  Issuance of common stock in conjunction with
    acquisitions.....................................       9        61        --               --        61
  Issuance of common stock...........................     184     1,100        --               --     1,100
  Stock options exercised, including related tax
    benefit of $9....................................      34       116        --               --       116
  Net earnings.......................................      --        --     6,925               --     6,925
  Amortization of deferred compensation on restricted
    stock............................................      --        --        --              137       137
                                                       ------   -------   -------    -------------   -------
Balance December 31, 1999............................  14,547    62,922     9,786               --    72,708
  Issuance of common stock...........................      30       172        --               --       172
  Stock options exercised, including related tax
    benefit of $504..................................     162     1,199        --               --     1,199
  Net earnings.......................................      --        --     9,066               --     9,066
                                                       ------   -------   -------    -------------   -------
Balance December 31, 2000............................  14,739   $64,293   $18,852    $          --   $83,145
                                                       ======   =======   =======    =============   =======

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                  1998       1999       2000
--------------------------------------------------------------------------------------------
                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $    761   $  6,925   $  9,066
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Cumulative effect of an accounting change...............        --        126         --
    Minority interest.......................................    13,645     19,431     27,702
    Distributions to minority partners......................   (13,480)   (16,369)   (27,416)
    Depreciation and amortization...........................     6,568      7,290     10,301
    Deferred income taxes...................................       525        760        957
    Amortization of deferred compensation on restricted
      stock.................................................       137        137         --
    Net (gain) loss on sale of assets.......................     5,462        (25)        --
    Increase (decrease) in cash, net of effects of
      acquisitions and dispositions, due to changes in:
      Accounts receivable, net..............................    (2,560)    (3,223)    (3,141)
      Supplies inventory....................................       (77)      (560)      (182)
      Prepaid and other current assets......................        42       (216)      (460)
      Other assets..........................................      (325)       103        278
      Accounts payable......................................       123        720         56
      Accrued expenses and other liabilities................       519      1,677      1,447
      Other, net............................................        (1)        (8)      (115)
                                                              --------   --------   --------
         Net cash flows provided by operating activities....    11,339     16,768     18,493
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of interest in surgery centers................   (18,565)   (26,644)   (30,714)
  Acquisition of property and equipment.....................    (6,967)    (4,110)   (13,457)
  Proceeds from sale of assets..............................       669         29         --
  (Increase) decrease in long-term receivables..............       335     (1,842)       167
                                                              --------   --------   --------
         Net cash flows used in investing activities........   (24,528)   (32,567)   (44,004)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable................................        --     (2,385)        --
  Proceeds from long-term borrowings........................    19,874     38,060     37,345
  Repayment on long-term borrowings.........................   (32,787)   (17,063)   (14,145)
  Net proceeds from issuance of common stock................    27,659        107        695
  Proceeds from capital contributions by minority
    partners................................................     1,167        533        704
  Financing cost incurred...................................       (61)        --       (923)
                                                              --------   --------   --------
         Net cash flows provided by financing activities....    15,852     19,252     23,676
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     2,663      3,453     (1,835)
Cash and cash equivalents, beginning of year................     3,407      6,070      9,523
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  6,070   $  9,523   $  7,688
                                                              ========   ========   ========

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. PRINCIPLES OF CONSOLIDATION
AmSurg Corp. (the "Company"), through its wholly owned subsidiaries, owns majority interests primarily between 51% and 70% in limited partnerships and limited liability companies ("LLCs") which own and operate practice-based ambulatory surgery centers ("Centers"). The Company also has majority ownership interests in other partnerships and LLCs formed to develop additional centers. The consolidated financial statements include the accounts of the Company and its subsidiaries and the majority owned limited partnerships and LLCs in which the Company is the general partner or member. Consolidation of such partnerships and LLCs is necessary as the Company has 51% or more of the financial interest, is the general partner or majority member with all the duties, rights and responsibilities thereof and is responsible for the day-to-day management of the partnership or LLC. The limited partner or minority member responsibilities are to supervise the delivery of medical services with their rights being restricted to those which protect their financial interests, such as approval of the acquisition of significant assets or incurring debt which they, as physician limited partners or members, are required to guarantee on a pro rata basis based upon their respective ownership interests. Intercompany profits, transactions and balances have been eliminated. All subsidiaries and minority owners are herein referred to as partnerships and partners, respectively.

The Company operates in one business segment, the ownership and operation of ambulatory surgery centers. The Company's ownership and management of physician practices was discontinued in 1998 and such businesses did not meet the quantitative thresholds for segment reporting under Statement of Financial Accounting Standard ("SFAS") No. 131 "Disclosures about Segments of an Enterprise and Related Information."

B. CASH AND CASH EQUIVALENTS
Cash and cash equivalents are comprised principally of demand deposits at banks and other highly liquid short-term investments with maturities less than three months when purchased.

C. SUPPLIES INVENTORY
Supplies inventory consists of medical and drug supplies and is recorded at cost on a first-in, first-out basis.

D. PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets are comprised of prepaid expenses and other receivables.

E. PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the related leases. Depreciation for buildings and improvements is recognized under the straight-line method over 20 years, or for leasehold improvements, over the remaining term of the lease plus renewal options. Depreciation for moveable equipment is recognized over useful lives of five to ten years.

F. INTANGIBLE ASSETS

  Excess of Cost over Net Assets of Purchased Operations
Excess of cost over net assets of purchased operations is amortized over 25 years. The Company has consistently assessed impairment of the excess of cost over net assets of purchased operations and

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

other long-lived assets in accordance with criteria consistent with the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Whenever events or changes in circumstances indicate that the carrying amount of long-term assets may not be recoverable, management assesses whether or not an impairment loss should be recorded by comparing estimated undiscounted future cash flows with the assets' carrying amount at the partnership level. If the assets' carrying amount is in excess of the estimated undiscounted future cash flows, an impairment loss is recognized as the excess of the carrying amount over estimated future cash flows discounted at an applicable rate.

  Deferred Pre-opening Costs and Cumulative Effect of an Accounting Change

Prior to January 1, 1999, deferred pre-opening costs, which consist of costs incurred for surgery centers while under development, had been amortized over one year, starting upon the commencement date of operations. In 1999, the Company adopted Statement of Position ("SOP") No. 98-5 "Reporting on the Costs of Start-Up Activities," which requires that pre-opening costs be expensed as incurred and that upon adoption all unamortized deferred pre-opening costs be expensed as a cumulative effect of a change in accounting principle. Accordingly, as of January 1, 1999, the Company expensed $126,000, net of minority interest and income taxes, as a cumulative effect of an accounting change. The impact of the accounting change on the Company's results of operations in 1999 was not material.

  Other Intangible Assets

Other intangible assets consist primarily of deferred financing costs of the Company and the entities included in the Company's consolidated financial statements and are amortized over the term of the related debt.

G. INCOME TAXES
The Company files a consolidated federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

H. EARNINGS PER SHARE
Basic earnings per share is computed by dividing net earnings available to common shareholders by the combined weighted average number of Class A and Class B common shares while diluted earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of such common shares and dilutive share equivalents.

I. STOCK OPTION PLAN
The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company also provides disclosure in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation," to reflect pro forma earnings per share as if the fair value of all stock-based awards on the date of grant are recognized over the vesting period.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

J. FAIR VALUE OF FINANCIAL INSTRUMENTS
Cash and cash equivalents, receivables and payables are reflected in the financial statements at cost which approximates fair value. Management believes that the carrying amounts of long-term debt approximate market value, because it believes the terms of its borrowings approximate terms which it would incur currently.

K. USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include recoverability of excess of cost over net assets of purchased operations. Actual results could differ from those estimates.

L. RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company adopted this pronouncement on January 1, 2001, which had no impact on the Company's consolidated financial statements.

SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," released in December 1999 provides guidance for applying generally accepted accounting principles to selected revenue recognition issues. The implementation of SAB No. 101 was required no later than the fourth fiscal quarter of fiscal year 2000 and had no impact on the Company's consolidated financial statements.

M. RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the 2000 presentation.

2. REVENUE RECOGNITION
Revenues for the years ended December 31, 1998, 1999 and 2000 are comprised of the following (in thousands):

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 1998       1999       2000
-------------------------------------------------------------------------------------------
Surgery centers.............................................  $75,334   $100,937   $142,298
Physician practices.........................................    4,786         --          -
Other.......................................................      202        509        963
                                                              -------   --------   --------
  Revenues..................................................  $80,322   $101,446   $143,261
                                                              =======   ========   ========

Center revenues consist of the billing for the use of the Centers' facilities (the "facility fee") directly to the patient or third party payer. The facility fee excludes any amounts billed for physicians' services which are billed separately by the physicians to the patient or third party payer.

Physician practice revenues consist of the billing for physician services of the Company's two majority owned physician practices acquired in 1997 and 1996 and disposed of in 1998. The billings were made by the practice directly to the patient or third party payer.

Revenues from Centers and physician practices are recognized on the date of service, net of estimated contractual allowances from third party medical service payers including Medicare and Medicaid. During the years ended December 31, 1998, 1999 and 2000, approximately 41%, 38% and 37%, respectively, of the Company's revenues were derived from the provision of services to patients covered under Medicare and Medicaid. Concentration of credit risk with respect to other payers is limited due to the large number of such payers.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

3. ACQUISITIONS AND DISPOSITIONS

A. ACQUISITIONS
The Company, through wholly owned subsidiaries and in separate transactions, acquired a majority interest in nine, ten and seven practice-based surgery centers during 1998, 1999 and 2000, respectively. Consideration paid for the acquired interests consisted of cash, common stock and notes payable at rates ranging from 9.0% to 9.5%, due within 30 days from issuance. Total acquisition price and cost in 1998, 1999 and 2000 was $21,172,000, $29,417,000 and
$41,563,000, respectively, of which the Company assigned $19,504,000, $27,403,000 and $38,149,000, respectively, to excess of cost over net assets of purchased operations. At December 31, 1999 and 2000, the Company had outstanding obligations associated with recent acquisitions of $1,638,000 and $10,479,000, respectively, in the form of a combination of notes payable and other obligations. Existing cash funded amounts due at December 31, 1999 while all such amounts due as of December 31, 2000 were funded in January 2001 through long-term borrowings All acquisitions were accounted for as purchases, and the accompanying consolidated financial statements include the results of their operations from the dates of acquisition.

As of December 31, 2000, in conjunction with acquisitions in 1998, 1999 and 2000, the Company is obligated to pay an estimated $2,245,000 in contingent purchase price based on the proposed surgery center reimbursement rates by the Health Care Financing Administration as they currently stand to be implemented. Of this amount, $768,000 was paid in January 2001 and accordingly is reflected in other accrued liabilities at December 31, 2000. The remainder, which is not expected to be paid until after 2001, is reflected in notes payable and other long-term obligations. Should the proposed surgery center reimbursement rates not become effective or further delayed, the Company would be obligated to pay up to an additional $2,430,000 in purchase price. However, the Company will be released from all or a portion of such amount upon the final implementation of proposed reimbursement rates.

B. PRO FORMA INFORMATION
The unaudited consolidated pro forma results for the years ended December 31, 1999 and 2000, assuming all 1999 and 2000 acquisitions had been consummated on January 1, 1999, are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                   1999           2000
--------------------------------------------------------------------------------------
                       (In thousands, except per share amounts)
Revenues....................................................  $136,954       $158,255
Net earnings................................................     8,022          9,733
Earnings per common share:
  Basic.....................................................  $   0.55       $   0.67
  Diluted...................................................  $   0.54       $   0.65
Weighted average number of shares and share equivalents:
  Basic.....................................................    14,564         14,594
  Diluted...................................................    14,913         15,034

C. DISPOSITIONS
In three separate transactions in 1998, the Company sold certain assets comprising a surgery center developed in 1995 and its interest in two separate partnerships that owned two physician practices. The net loss associated with these transactions was $5,443,000. The Company recognized an income tax benefit of approximately $1,850,000 associated with these losses. In conjunction with the sale of the interest in one physician practice, the Company received a note for $1,945,000 which is to be paid through 2010. The note bears interest at 6.5% and is secured by the assets of the physician practice and certain personal guarantees by the owners of the physician practice.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

4. PROPERTY AND EQUIPMENT
Property and equipment at December 31, 1999 and 2000 are as follows (in thousands):

                                                                            AS OF
                                                                     DECEMBER 31,
                                                              -------------------
                                                                  1999       2000
---------------------------------------------------------------------------------
Land and improvements.......................................  $     99   $     99
Building and improvements...................................    16,947     23,601
Moveable equipment..........................................    24,244     34,659
Construction in progress....................................       429      1,460
                                                              --------   --------
                                                                41,719     59,819
Less accumulated depreciation and amortization..............   (13,724)   (19,964)
                                                              --------   --------
  Property and equipment, net...............................  $ 27,995   $ 39,855
                                                              ========   ========

At December 31, 2000, the Company and its partnerships had unfunded construction and equipment purchase commitments for centers under development of approximately $675,000 in order to complete construction in progress.

5. INTANGIBLE ASSETS
Intangible assets at December 31, 1999 and 2000 consist of the following (in thousands):

                                                                           AS OF
                                                                    DECEMBER 31,
                                                              ------------------
                                                                 1999       2000
--------------------------------------------------------------------------------
Excess of cost over net assets of purchased operations, net
  of accumulated amortization of $8,097 and $12,077,
  respectively..............................................  $76,461   $110,640
Other intangible assets, net of accumulated amortization of
  $444 and $256, respectively...............................      116        768
                                                              -------   --------
  Intangible assets, net....................................  $76,577   $111,408
                                                              =======   ========

6. LONG-TERM DEBT
Long-term debt at December 31, 1999 and 2000 is comprised of the following (in thousands):

                                                                          AS OF
                                                                   DECEMBER 31,
                                                              -----------------
                                                                 1999      2000
-------------------------------------------------------------------------------
$100,000,000 credit agreement at prime or LIBOR plus a
  spread of 1.5% to 3.0% (average rate of 8.69% at December
  31, 2000), due May 2003...................................  $31,300   $55,500
Other debt at an average rate of 8.71%, due through June
  2006......................................................    3,577     3,872
Capitalized lease arrangements at an average rate of 8.5%,
  due through November 2004 (see note 7)....................    1,833     2,800
                                                              -------   -------
                                                               36,710    62,172
Less current portion........................................   (1,809)   (2,296)
                                                              -------   -------
          Long-term debt....................................  $34,901   $59,876
                                                              =======   =======

The borrowings under the credit facility are guaranteed by the wholly owned subsidiaries of the Company, and in some instances, the underlying assets of certain developed centers. The credit agreement, as most recently amended on May 5, 2000, permits the Company to borrow up to

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

$100,000,000 to finance the Company's acquisition and development projects at prime rate or LIBOR plus a spread of 1.5% to 3.0% or a combination thereof, provides for a fee ranging between 0.375% to 0.50% of unused commitments based on borrowing levels, prohibits the payment of dividends and contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth. The Company was in compliance with all covenants at December 31, 2000.

Certain partnerships and LLCs included in the Company's consolidated financial statements have loans with local lending institutions which are collateralized by certain assets of the centers with a book value of approximately $7,841,000. The Company and the partners or members have guaranteed payment of the loans.

Principal payments required on long-term debt in the five years subsequent to December 31, 2000 and thereafter are $2,296,000, $1,965,000, $56,937,000,
$706,000, $213,000 and $55,000.

7. LEASES
The Company has entered into various building and equipment operating leases and equipment capital leases for its surgery centers in operation and under development and for office space, expiring at various dates through 2015. Future minimum lease payments at December 31, 2000 are as follows (in thousands):

                                                              CAPITALIZED
                                                                EQUIPMENT   OPERATING
YEARS ENDED DECEMBER 31,                                           LEASES      LEASES
-------------------------------------------------------------------------------------
  2001......................................................    $1,365       $ 6,889
  2002......................................................     1,057         6,148
  2003......................................................       614         5,797
  2004......................................................        70         5,035
  2005......................................................         -         3,956
  Thereafter................................................         -         9,881
                                                                ------       -------
          Total minimum rentals.............................     3,106        37,706
                                                                             =======
  Less amounts representing interest at rates ranging from
     6.49% to 9.55%.........................................      (306)
                                                                ------
          Capital lease obligations.........................    $2,800
                                                                ======

At December 31, 2000, equipment with a cost of approximately $5,083,000 and accumulated amortization of approximately $1,873,000 was held under capital lease. The Company and its limited partners have guaranteed payment of the leases. Rental expense for operating leases for the years ended December 31, 1998, 1999 and 2000 was approximately $4,167,000, $5,314,000 and $7,126,000 (see note 10).

8. SHAREHOLDERS' EQUITY

A. COMMON STOCK
The Company operated as a majority owned subsidiary of American Healthways, Inc. ("AHI") from 1992 until December 3, 1997, when AHI distributed to its stockholders all of its holdings in the Company's common stock in a spin-off transaction. Prior to the spin-off, AHI exchanged a portion of its shares of Class A Common Stock for shares of Class B Common Stock which differs from Class A Common Stock in that it has ten votes per share in the election and removal of directors of the Company, while the Class A Common Stock has one vote per share. Other than the election and removal of directors of the Company, the Class A Common Stock and the Class B Common Stock

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

have equal voting and other rights. The Company does not have the right to issue additional Class B Common Stock.

From the time of the Company's inception, the Company has sold Class A Common Stock to AHI, partners and members of certain of its partnerships and LLCs and other private investors at fair value. In addition, the Company has issued shares of Class A Common Stock in connection with acquisitions of surgery center assets. On June 17, 1998, the Company completed a public offering of 3,700,000 shares of Class A Common Stock, for net proceeds of approximately $27,600,000, which were used to repay borrowings under the Company's revolving credit facility.

B. SHAREHOLDER RIGHTS PLAN
In 1999, the Company's Board of Directors adopted a shareholder rights plan and declared a distribution of one stock purchase right for each outstanding share of the Company's Class A Common Stock and Class B Common Stock to shareholders of record on December 16, 1999 and for each share of Class A Common Stock issued thereafter. Each right initially entitles its holder to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, at $48, subject to adjustment. With certain exceptions, each right will become exercisable only when a person or group acquires, or commences a tender or exchange offer for, 15% or more of the Company's outstanding Class A Common Stock or Class B Common Stock. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power. Upon becoming exercisable, each right will allow the holder (other than the person or group whose actions triggered the exercisability of the rights), under specified circumstances, to buy either securities of the Company or securities of the acquiring company (depending on the form of the transaction) having a value of twice the then current exercise price of the rights. The rights expire on December 2, 2009.

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

C. EARNINGS PER SHARE
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

                                                                   EARNINGS           SHARES     PER SHARE
                                                                (NUMERATOR)    (DENOMINATOR)        AMOUNT
----------------------------------------------------------------------------------------------------------
For the year ended December 31, 1998:
  Basic earnings per share:
         Net earnings....................................       $  761            12,247          $0.06
  Effect of dilutive convertible preferred stock.........            -               192
  Effect of dilutive securities options..................            -               395
                                                                ------            ------
  Diluted earnings per share:
         Net earnings....................................       $  761            12,834          $0.06
                                                                ======            ======
For the year ended December 31, 1999:
  Basic earnings per share:
         Net earnings....................................       $6,925            14,429          $0.48
  Effect of dilutive securities options..................            -               349
                                                                ------            ------
  Diluted earnings per share:
         Net earnings....................................       $6,925            14,778          $0.47
                                                                ======            ======
For the year ended December 31, 2000:
  Basic earnings per share:
         Net earnings....................................       $9,066            14,594          $0.62
  Effect of dilutive securities options..................            -               440
                                                                ------            ------
  Diluted earnings per share:
    Net earnings.........................................       $9,066            15,034          $0.60
                                                                ======            ======

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

D. STOCK OPTIONS
The Company has two stock option plans under which it has granted non-qualified options to purchase shares of Class A Common Stock to employees and outside directors. Options are granted at market value on the date of the grant and vest ratably over four years. Options have a term of 10 years from the date of grant. At December 31, 2000, 2,527,333 shares were authorized for grant under the two stock option plans and 406,739 shares were available for future option grants. Stock option activity for the years ended December 31, 1998, 1999 and 2000 is summarized below:

                                                                           WEIGHTED
                                                                            AVERAGE
                                                               NUMBER OF   EXERCISE
                                                                  SHARES      PRICE
-----------------------------------------------------------------------------------
Outstanding at December 31, 1997............................  1,174,849     $3.56
  Options granted...........................................    233,902      8.76
  Options exercised.........................................    (26,151)     3.18
  Options terminated........................................    (38,106)     7.21
                                                              ---------
Outstanding at December 31, 1998............................  1,344,494      4.37
  Options granted...........................................    362,961      7.41
  Options exercised.........................................    (33,562)     3.20
  Options terminated........................................    (38,089)     7.41
                                                              ---------
Outstanding at December 31, 1999............................  1,635,804      5.00
  Options granted...........................................    377,059      6.82
  Options exercised.........................................   (161,930)     4.29
  Options terminated........................................    (25,054)     7.62
                                                              ---------
Outstanding at December 31, 2000............................  1,825,879      5.40
                                                              =========

The following table summarizes information concerning outstanding and exercisable options at December 31, 2000:

                                                         OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                                                  WEIGHTED   WEIGHTED                 WEIGHTED
                                                                   AVERAGE    AVERAGE                  AVERAGE
                   RANGE OF                           NUMBER     REMAINING   EXERCISE        NUMBER   EXERCISE
                EXERCISE PRICES                  OUTSTANDING   LIFE (YRS.)      PRICE   EXERCISABLE      PRICE
--------------------------------------------------------------------------------------------------------------
$ 0.75 - $ 3.00................................     465,029        1.62       $1.62        465,029     $1.36
  3.01 -   6.00................................     379,852        5.60        4.91        322,329      4.78
  6.01 -   9.00................................     844,249        8.12        7.19        306,867      7.27
  9.01 -  12.00................................     130,083        7.16        9.20         64,875      9.20
 12.01 -  15.00................................       6,666        9.82       14.94             --        --
                                                  ---------                              ---------
  0.75 -  15.00................................   1,825,879        5.88        5.40      1,159,100      4.31
                                                  =========                              =========

The Company accounts for its stock options issued to employees and outside directors pursuant to APB No. 25. Accordingly, no compensation expense has been recognized in connection with the issuance of stock options. The estimated weighted average fair values of the options at the date of grant using the Black-Scholes option pricing model as promulgated by SFAS No. 123 in 1998, 1999 and 2000 were $4.79, $4.48 and $4.65 per share, respectively. In applying the Black-Scholes model, the Company assumed no dividends, an expected life for the options of seven years and a forfeiture rate of 3% in 1998, 1999 and 2000 and an average risk free interest rate of 5.6%, 5.2% and 6.7% in 1998, 1999 and 2000, respectively. The Company also assumed a volatility rate of 50%, 60% and

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

70% in 1998, 1999 and 2000 respectively. Had the Company used the Black-Scholes estimates to determine compensation expense for the options granted in the years ended December 31, 1998, 1999 and 2000 net earnings and net earnings per share attributable to common shareholders would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                                YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                1998      1999      2000
----------------------------------------------------------------------------------------
Net earnings available to common shareholders:
  As reported...............................................  $ 761    $6,925    $9,066
  Pro forma.................................................    152     6,091     8,107
Basic earnings per share available to common shareholders:
  As reported...............................................  $0.06    $ 0.48    $ 0.62
  Pro forma.................................................   0.01      0.42      0.56
Diluted earnings per share available to common shareholders:
  As reported...............................................  $0.06    $ 0.47    $ 0.60
  Pro forma.................................................   0.01      0.41      0.54

9. INCOME TAXES
Total income tax expense for the year ended December 31, 1998, 1999 and 2000 was allocated as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998     1999     2000
--------------------------------------------------------------------------------------
Income from operations......................................  $1,047   $4,414   $5,676
Cumulative effect of a change in the method in which
  pre-opening costs are recorded............................      --      (84)      --
Shareholders' equity, for compensation expense for tax
  purposes in excess of amounts recognized for financial
  reporting purposes........................................     (42)      (9)    (504)
                                                              ------   ------   ------
         Total income tax expense...........................  $1,005   $4,321   $5,172
                                                              ======   ======   ======

Income tax expense from operations for the years ended December 31, 1998, 1999 and 2000 is comprised of the following (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998     1999     2000
--------------------------------------------------------------------------------------
Current:
  Federal...................................................  $  220   $3,010   $3,907
  State.....................................................     302      560      812
Deferred....................................................     525      844      957
                                                              ------   ------   ------
  Income tax expense........................................  $1,047   $4,414   $5,676
                                                              ======   ======   ======

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Income tax expense from operations for the years ended December 31, 1998, 1999 and 2000 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes as a result of the following (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998     1999     2000
--------------------------------------------------------------------------------------
Statutory Federal income tax................................  $  615   $3,898   $5,012
State income taxes, net of Federal income tax benefit.......      71      515      662
Decrease in valuation allowance.............................     (10)      (8)      (9)
Non-deductible distribution cost and net loss on sale of
  assets....................................................     324       --       --
Other.......................................................      47        9       11
                                                              ------   ------   ------
  Income tax expense........................................  $1,047   $4,414   $5,676
                                                              ======   ======   ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 2000 are as follows (in thousands):

                                                               AS OF DECEMBER 31,
                                                              -------------------
                                                                 1999        2000
---------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for uncollectible accounts......................  $  504      $  476
  State net operating losses................................      25           7
  Accrued liabilities and other.............................      86         227
                                                              ------      ------
  Gross deferred tax assets.................................     615         710
  Valuation allowance.......................................     (16)         (7)
                                                              ------      ------
         Net deferred tax assets............................     599         703
Deferred tax liabilities:
  Property and equipment, principally due to difference in
    depreciation............................................     185         275
  Excess of cost over net assets of purchased operations,
    principally due to differences in amortization..........   2,494       3,398
  Prepaid expenses..........................................      --          67
                                                              ------      ------
  Gross deferred tax liabilities............................   2,679       3,740
                                                              ------      ------
         Net deferred tax liability.........................  $2,080      $3,037
                                                              ======      ======

The net deferred tax liability at December 31, 1999 and 2000, is recorded as follows (in thousands):

                                                               AS OF DECEMBER 31,
                                                              -------------------
                                                                 1999        2000
---------------------------------------------------------------------------------
Current deferred income tax asset...........................  $  590      $  636
Noncurrent deferred income tax liability....................   2,670       3,673
                                                              ------      ------
  Net deferred tax liability................................  $2,080      $3,037
                                                              ======      ======

The Company has provided a valuation allowance on its gross deferred tax asset primarily related to state net operating losses to the extent that management does not believe that it is more likely than not that such asset will be realized.

10. RELATED PARTY TRANSACTIONS
The Company leases space for certain surgery centers from its physician partners affiliated with its centers at rates the Company believes approximate fair market value. Payments on these leases were

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

approximately $2,378,000, $2,516,000 and $3,179,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

The Company reimburses certain of its limited partners for salaries and benefits related to time spent by employees of their practices on activities of the centers. Total reimbursement of such salary and benefit costs totaled approximately $9,652,000, $10,857,000 and $15,660,000 for the years ended
December 31, 1998, 1999 and 2000, respectively.

The Company believes that the foregoing transactions are in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, five percent shareholders and their affiliates will be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested independent members of the Company's Board of Directors.

11. EMPLOYEE BENEFIT PROGRAMS
As of January 1, 1999, the Company adopted the AmSurg 401(k) Plan and Trust. The Plan is a defined contribution plan covering substantially all employees of AmSurg Corp. and provides for voluntary contributions by these employees, subject to certain limits. Company contributions are based on specified percentages of employee compensation. The Company funds contributions as accrued. The Company's contributions for the years ended December 31, 2000 and 1999 were approximately $76,000 and $60,000, respectively, and vest incrementally over four years.

As of January 1, 2000, the Company adopted the Supplemental Executive Retirement Savings Plan. The Plan is a defined contribution plan covering all officers of AmSurg Corp. and provides for voluntary contributions up to 5% of employee annual compensation. Company contributions are at the discretion of the Compensation Committee of the Board of Directors and vest incrementally over four years. The employee and employer contributions are placed in a Rabbi Trust. The cost of the Plan for the year ended December 31, 2000, was approximately $46,000.

12. COMMITMENTS AND CONTINGENCIES
The Company and its partnerships are insured with respect to medical malpractice risk on a claims made basis. Management is not aware of any claims against it or its partnerships which would have a material financial impact.

The Company or its wholly owned subsidiaries, as general partners in the limited partnerships, are responsible for all debts incurred but unpaid by the partnership. As manager of the operations of the partnership, the Company has the ability to limit its potential liabilities by curtailing operations or taking other operating actions.

In the event of a change in current law which would prohibit the physicians' current form of ownership in the partnerships or LLCs, the Company is obligated to purchase the physicians' interests in the partnerships or LLCs. The purchase price to be paid in such event is generally the greater of the physicians' capital account or a multiple of earnings.

13. SUBSEQUENT EVENTS
Subsequent to December 31, 2000, the Company, through wholly owned subsidiaries, acquired a majority interest in five physician practice-based surgery centers for approximately $14,887,000.

In the first quarter of 2001, the Company signed certain agreements which provide for the sale of the Company's equity interest in a surgery center limited liability company to an unaffiliated third party

--------------------------------------------------------------------------------

AMSURG CORP.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

upon the fulfillment of certain conditions by the Company. The combined proceeds from these agreements will approximate the Company's net book value of its equity interest in the LLC as of December 31, 2000. Revenues from this surgery center constituted less than 1% of the Company's combined revenues for the year ended December 31, 2000.

14. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for the years ended December 31, 1998, 1999 and 2000 is as follows (in thousands):

                                                                      YEARS ENDED DECEMBER 31,
                                                                ------------------------------
                                                                   1998       1999        2000
----------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest..................................................    $ 1,573    $ 1,139    $  4,507
  Income taxes, net of refunds..............................        229      3,475       3,376
Noncash investing and financing activities:
  Capital lease obligations incurred to acquire equipment...        799      1,202       1,967
  Conversion of preferred stock.............................      5,267          -           -
  Note received for sale of a partnership interest..........      1,945        245           -
  Conversion of note to partnership interest................          -      2,047           -
  Effect of acquisitions:
    Assets acquired, net of cash............................     22,810     31,864      45,090
    Liabilities assumed.....................................     (1,409)    (2,483)     (4,008)
    Issuance of common stock................................       (451)    (1,099)        (50)
    Notes payable and other obligations.....................     (2,385)    (1,638)    (10,318)
                                                                -------    -------    --------
         Payment for assets acquired........................    $18,565    $26,644    $ 30,714
                                                                =======    =======    ========

--------------------------------------------------------------------------------

AMSURG CORP. UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION BASIS OF PRESENTATION

The unaudited pro forma combined statements of earnings of AmSurg Corp. ("AmSurg") for the year ended December 31, 2000, are presented to show the effects of the acquisitions of the majority interest in the net assets of PRG Surgery Centers (the "Centers"), a division of Physicians Resource Group, Inc. ("PRG") acquired in 2000 as well as other unrelated individually insignificant acquisitions of majority interests in net assets of surgery centers occurring during 2000, as if they had occurred on January 1, 2000. The centers acquired from PRG in 2000 are located in Coral Gables, Florida, Dothan, Alabama, Glendale, California, Las Vegas, Nevada (2 centers) and New Orleans, Louisiana. The pro forma information is based on our historical financial statements and the historical financial statements of the acquired centers, giving effect to the acquisitions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information. The results of operations for the acquired centers are included in our historical results from the effective date of acquisition. Accordingly, the results of operations of PRG Surgery Centers and individually insignificant acquisitions reflect the period prior to their acquisition dates.

The unaudited pro forma financial information does not purport to represent what our results of operations would actually have been had the transactions in fact occurred on the dates indicated above, nor to project our financial position or results of operations for any future date or period. Specifically, the unaudited pro forma financial information does not include the acquisitions of interests in surgery centers located in Columbia, Tennessee; Bel Air, Maryland; Dover, Delaware; Sarasota, Florida; and Greensboro, North Carolina which occurred subsequent to December 31, 2000. Since January 1, 2001, we acquired a 51% interest in each of these centers, with the exception of the Columbia, Tennessee surgery center, in which we acquired a 20% interest and plan to acquire an additional 31% interest.

In the opinion of our management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the consolidated financial statements of AmSurg Corp. and the related notes included in our 2000 Annual Report on Form 10-K, incorporated herein by reference.

--------------------------------------------------------------------------------

AMSURG CORP. UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                               PRO
                                                                      PRG    INDIVIDUALLY                    FORMA
                                                                  SURGERY   INSIGNIFICANT     PRO FORMA   COMBINED
                                                     HISTORICAL   CENTERS    ACQUISITIONS   ADJUSTMENTS     TOTALS
------------------------------------------------------------------------------------------------------------------
                                      (In thousands, except per share data)
Revenues...........................................   $143,261    $8,363       $6,751         $  (120)(1) $158,255
Operating expenses:
  Salaries and benefits............................     39,770     1,437          983             259(2)    42,449
  Supply costs.....................................     16,598     1,845        1,052              --       19,495
  Other operating expenses.........................     29,445     1,122          873              --       31,440
  Depreciation and amortization....................     10,301     1,042          256            (232)(3)   11,367
                                                      --------    ------       ------         -------     --------
         Total operating expenses..................     96,114     5,446        3,164              27      104,751
                                                      --------    ------       ------         -------     --------
         Operating income..........................     47,147     2,917        3,587            (147)      53,504
Minority interest..................................     27,702        --           --           3,523(4)    31,225
Interest expense, net of interest income...........      4,703       (18)         (26)          1,794(5)     6,453
                                                      --------    ------       ------         -------     --------
         Earnings before income taxes..............     14,742     2,935        3,613          (5,464)      15,826
Income tax expense.................................      5,676        --           --             417(6)     6,093
                                                      --------    ------       ------         -------     --------
         Net earnings..............................   $  9,066     2,935        3,613          (5,881)       9,733
                                                      ========    ======       ======         =======     ========
Net earnings per share
  Basic............................................   $   0.62                                            $   0.67
  Diluted..........................................   $   0.60                                            $   0.65
Weighted average number of shares and share
  equivalents outstanding:
  Basic............................................     14,594                                              14,594
  Diluted..........................................     15,034                                              15,034

--------------------------------------------------------------------------------

AMSURG CORP.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The accompanying pro forma combined statement of earnings reflect the pro forma results of AmSurg as if the acquired surgery centers had been acquired on January 1, 2000. The results of operations for the acquired centers are included in the AmSurg historical results from the effective date of their acquisition. Accordingly, the results of operations of PRG Surgery Centers and individually insignificant acquisitions reflect the period prior to their acquisition dates.

PRO FORMA ADJUSTMENTS

1. To reflect the elimination of management fee income received by AmSurg from PRG for management services provided by AmSurg on behalf of acquired operations under a management agreement between AmSurg and PRG effective January 1, 2000.

2. To reflect additional corporate salary costs as a result of an increase in the number of centers owned.

3. To reflect a net reduction in amortization of excess of cost over net assets of purchased operations ("goodwill"). This reduction is principally due to the goodwill resulting from AmSurg's purchase price allocation being less than the goodwill previously recorded on the PRG Surgery Centers historical balance sheet. The purchase price allocation applied by AmSurg is as follows:

         Fair value of net assets acquired..................  $ 3,414
         Excess of cost over net assets of purchased
         operations.........................................   38,149
                                                              -------
             Total purchase price...........................  $41,563
                                                              =======

4. To reflect minority owners' interests in earnings of operations acquired.

5. To reflect interest expense on acquisition-related borrowings based on AmSurg's incremental borrowing rate of 8.4%.

6. To record estimated additional federal and state income taxes at a combined statutory rate of 38.5% as a result of the incremental increase in earnings before income taxes.

--------------------------------------------------------------------------------

                                 [AMSURG LOGO]

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the Offering described in the Registration Statement, other than underwriting discounts and commissions. All fees and expenses are estimated with the exception of the SEC, NASD and Nasdaq fees.

SEC registration fee........................................  $ 20,193
NASD fee....................................................     8,652
Nasdaq Stock Market fee.....................................    17,500
Accounting fees and expenses................................    50,000
Legal fees and expenses.....................................   175,000
Printing and engraving expenses.............................   250,000
Blue sky fees and expenses..................................     1,500
Transfer agent and registrar fees...........................     1,000
Miscellaneous fees and expenses.............................    26,155
                                                              --------
         Total..............................................  $550,000
                                                              ========

Except for the SEC registration fee, all fees and expenses are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

The charter and bylaws require AmSurg to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of AmSurg.

In addition, the charter provides that AmSurg's directors shall not be personally liable to AmSurg or its shareholders for monetary damages for breach of any fiduciary duty as a director of AmSurg except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA.

Under the TBCA, this provision does not relieve AmSurg's directors from personal liability to AmSurg or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

AmSurg has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of AmSurg and will advance expenses of defending claims against them. AmSurg believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires AmSurg to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer of director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

AmSurg believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no litigation or proceeding involving a director or officer of AmSurg as to which indemnification is being sought, nor is AmSurg aware of any threatened litigation that may result in claims for indemnification by any officer or director.

AmSurg has in effect an executive liability insurance policy which will provide coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of AmSurg for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or AmSurg is required to indemnify the director or officer for such claim.

The proposed form of the Underwriting Agreement filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of AmSurg and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by AmSurg, its controlling persons and the Selling Shareholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  The following exhibits are filed as part of the Registration Statement:

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
   1      Form of Underwriting Agreement
   2.1    Amended and Restated Distribution Agreement (incorporated by reference to Exhibit 2.1 to the Registration Statement on
          Form 10, as amended (filed with the Commission on March 11,
          1997))
   2.2    Exchange Agreement (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
   2.3    Acquisition Agreement, dated January 31, 2000, by and among
          Physicians Resource Group, Inc., AmSurg Corp., and other
          entities (incorporated by reference to Exhibit 99.1 of the
          Current Report on Form 8-K of Physicians Resource Group,
          Inc. (filed with the Commission on February 15, 2000))
  *2.4    First Amendment, dated April 28, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities
  *2.5    Second Amendment, dated May 12, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
  *2.6    Third Amendment, dated May 31, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities
  *2.7    Fourth Amendment, dated December 31, 2000, to the
          Acquisition Agreement by and among Physicians Resource
          Group, Inc., AmSurg Corp., and other entities
   4.1    Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 of AmSurg's Registration Statement on Form 10, as amended (filed with the Commission on March
          11, 1997))
   4.2    Specimen Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 of AmSurg's Registration Statement on Form 10, as amended (filed with the Commission on March
          11, 1997))
   4.3    Rights Agreement, dated December 2, 1999, between AmSurg
          Corp. and SunTrust Bank Atlanta, including the Form of
          Rights Certificate (Exhibit A), the Form of Summary of
          Rights (Exhibit B) and the Form of Articles of Amendment to
          the Amended and Restated Charter of AmSurg Corp. (Exhibit C)
          (incorporated by reference to Exhibit 4 of the Current
          Report on Form 8-K (filed with the Commission on December 3,
          1999))
   4.4    Article 7 of the Company's Amended and Restated Charter
          (incorporated by reference to Exhibit 3 of the Current
          Report on Form 8-K (filed with the Commission on December 3,
          1999))
   4.5    Article 2 of the Company's Amended and Restated Bylaws
          (incorporated by reference to Exhibit 3.2 to the
          Registration Statement on Form 10, as amended (filed with
          the Commission on March 11, 1997))
   5      Opinion of Bass, Berry & Sims PLC
  23.1    Consent of Independent Auditors -- AmSurg Corp.
  23.2    Consent of Independent Auditors -- PRG Surgery Centers
  23.3    Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
  24      Power of Attorney (included in signature page)

---------------

* Incorporated by reference to the Annual Report on Form 10-K (filed with the Commission on March 14, 2001)

ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE AND POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints each of Ken P. McDonald and Claire M. Gulmi (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in Nashville, Tennessee on March 14, 2001.

                                          AMSURG CORP.

                                          By: /s/ CLAIRE M. GULMI
                                            ------------------------------------
                                              Claire M. Gulmi
                                              Senior Vice President and Chief
                                              Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                       SIGNATURE                                     TITLE                   DATE
                       ---------                                     -----                   ----
/s/ KEN P. MCDONALD                                       President and Chief           March 14, 2001
--------------------------------------------------------  Executive Officer (Principal
Ken P. McDonald                                           Executive Officer)

/s/ CLAIRE M. GULMI                                       Senior Vice President, Chief  March 14, 2001
--------------------------------------------------------  Financial Officer and
Claire M. Gulmi                                           Secretary (Principal
                                                          Financial and Accounting
                                                          Officer)

/s/ THOMAS G. CIGARRAN                                    Chairman of the Board         March 14, 2001
--------------------------------------------------------
Thomas G. Cigarran

/s/ JAMES A. DEAL                                         Director                      March 14, 2001
--------------------------------------------------------
James A. Deal

/s/ STEVEN I. GERINGER                                    Director                      March 14, 2001
--------------------------------------------------------
Steven I. Geringer

                       SIGNATURE                                     TITLE                   DATE
                       ---------                                     -----                   ----
/s/ DEBORA A. GUTHRIE                                     Director                      March 14, 2001
--------------------------------------------------------
Debora A. Guthrie

/s/ HENRY D. HERR                                         Director                      March 14, 2001
--------------------------------------------------------
Henry D. Herr

/s/ BERGEIN F. OVERHOLT, M.D.                             Director                      March 14, 2001
--------------------------------------------------------
Bergein F. Overholt, M.D.

EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
   1      Form of Underwriting Agreement
   2.1    Amended and Restated Distribution Agreement (incorporated by reference to Exhibit 2.1 to the Registration Statement on
          Form 10, as amended (filed with the Commission on March 11,
          1997))
   2.2    Exchange Agreement (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
   2.3    Acquisition Agreement, dated January 31, 2000, by and among
          Physicians Resource Group, Inc., AmSurg Corp., and other
          entities (incorporated by reference to Exhibit 99.1 of the
          Current Report on Form 8-K of Physicians Resource Group,
          Inc. (filed with the Commission on February 15, 2000))
  *2.4    First Amendment, dated April 28, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities
  *2.5    Second Amendment, dated May 12, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities
  *2.6    Third Amendment, dated May 31, 2000, to the Acquisition
          Agreement by and among Physicians Resource Group, Inc.,
          AmSurg Corp., and other entities
  *2.7    Fourth Amendment, dated December 31, 2000, to the
          Acquisition Agreement by and among Physicians Resource
          Group, Inc., AmSurg Corp., and other entities
   4.1    Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 of AmSurg's Registration Statement on Form 10, as amended (filed with the Commission on March
          11, 1997))
   4.2    Specimen Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 of AmSurg's Registration Statement on Form 10, as amended (filed with the Commission on March
          11, 1997))
   4.3    Rights Agreement, dated December 2, 1999, between AmSurg
          Corp. and SunTrust Bank Atlanta, including the Form of
          Rights Certificate (Exhibit A), the Form of Summary of
          Rights (Exhibit B) and the Form of Articles of Amendment to
          the Amended and Restated Charter of AmSurg Corp. (Exhibit C)
          (incorporated by reference to Exhibit 4 of the Current
          Report on Form 8-K (filed with the Commission on December 3,
          1999))
   4.4    Article 7 of the Company's Amended and Restated Charter
          (incorporated by reference to Exhibit 3 of the Current
          Report on Form 8-K (filed with the Commission on December 3,
          1999))
   4.5    Article 2 of the Company's Amended and Restated Bylaws
          (incorporated by reference to Exhibit 3.2 to the
          Registration Statement on Form 10, as amended (filed with
          the Commission on March 11, 1997))
   5      Opinion of Bass, Berry & Sims PLC
  23.1    Consent of Independent Auditors -- AmSurg Corp.
  23.2    Consent of Independent Auditors -- PRG Surgery Centers
  23.3    Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
  24      Power of Attorney (included in signature page)

---------------

* Incorporated by reference to the Annual Report on Form 10-K (filed with the Commission on March 14, 2001)